Exhibit 10.14

English Translation

[Logo of Eversheds]

Date: December 29, 2010

(1) Trilogic Investments Limited

(2) CMHJ Technology Fund II, L.P.

(3) Natixis Ventech China AB

(4) Action King Limited

(5) 3GUU Mobile Entertainment Industrial Co., Ltd.

(6) Wang Yongchao

(7) Zheng Feng

(8) Liang De

(9) VODone Limited

SHARE PURCHASE AGREEMENT

MOK & CO., STEPHEN
Eversheds LLP	Tel: +852 2186 3200
No.15, Queen’s Road, Central, Hong Kong	Fax: +852 2186 3201
21/F, Gloucester Tower, The Landmark	www.eversheds.com

TABLE OF CONTENTS

1. DEFINITIONS	5

2. PURCHASE AND SALE OF SOLD SHARES	9

3. PRECONDITIONS	9

4. CONSIDERATION	12

5. CAPITAL INCREASE	17

6. CLOSING	18

7. UNDERTAKINGS BEFORE AND AFTER THE CLOSING	21

8. WARRANTIES	23

9. FURTHER ASSURANCE	26

10. SECURITY	27

11. OTHER ISSUES	27

12. CONFIDENTIALITY	28

13. NOTICE	29

14. TIME AND NO WAIVER	31

15. PARTIAL INVALIDITY	31

16. AMENDMENT AND MODIFICATION	31

17. ASSIGNMENT	31

18. ENTIRE AGREEMENT	32

19. TAXES AND COSTS	32

20. BINDING FORCE	32

21. GOVERNING LAW, JURISDICTION AND PROCESS AGENT	32

22. EFFECTIVENESS, COUNTERPARTS AND OTHERS	32

ANNEX 1 PART 1: COMPANY DETAILS	38

PART 2: SELLER’S INFORMATION	39

PART 3: PURCHASER’S INFORMATION	39

PART 4: INFORMATION OF HONG KONG AFFILIAITE	40

PART 5: INFORMATION OF CHINESE AFFILIAITE	41

ANNEX 2 PART 1: CONSIDERATION SHARES	43

PART 2: CASH CONSIDERATION	43

ANNEX 3 WARRANTIES	44

PART 1: GENERAL WARRANTIES	44

ANNEX 4 DEED OF TAXATION AND OTHER INDEMNITIES	53

ANNEX 5 SUBSCRIPTION APPLICATION FOR CONSIDERATION SHARES
ANNEX 6 PACKAGE AGREEMENTS
ANNEX 7 MANAGEMENT ACCOUNT
ANNEX 8 EQUITY PLEDGE AGREEMENT

THIS AGREEMENT is entered into on the 29th day of December, 2010, by and among:

(1) Seller as indicated in Part 2 of Annex 1 (“Seller”);

(2) Purchaser as indicated in Part 3 of Annex 1 (“Purchaser”);

(3) 3GUU Mobile Entertainment Industrial Co., Ltd. (“Company”);

(4) Wang Yongchao;

(5) Zheng Feng

(6) Liang De; and

(7) VODone Limited

WHEREAS,

(A)  Purchaser hereby agrees to purchase the Sold Shares from Seller, and Seller hereby agrees to sell the Sold Shares to Purchaser, and the Company hereby also accepts such transaction, in accordance with all terms and conditions of this Agreement, including the terms and conditions that must be complied with and performed by the Company.

(B)  As at the date of this Agreement, the statutory issuable shares of the Company is 20,000,000 shares, of which, 17,000,000 shares of common shares and 3,000,000 shares of convertible Series A Preferred Shares, with the par value of US$ 0.01 each share respectively; 6,849,315 issued shares and 4,794,521 shares to be sold by Seller (i.e. 70% of the issued shares of the Company) are beneficially owned by Seller. The details about the Company are described in Part 1 of Annex 1 attached hereto.

(C)  The details about Seller and Purchaser are described in Part 2 and Part 3 of Annex 1 attached hereto.

(D)  The details about Hong Kong Affiliate are described in Part 4 of Annex 1 attached hereto.

(E)   The details about Chinese Affiliate are described in Part 5 of Annex 1 attached hereto.

(F)   VODone and Seller signed an indicative term sheet regarding the purchase of the Sold Shares (“Indicative Term Sheet”) on December 6, 2010.

(G)  Purchaser and Seller hereby agree to enter into this Agreement, and agree to purchase and sell the Sold Shares in accordance with the terms and conditions of this Agreement.

(H)  Wang Yongchao and Shi Haiyan are the shareholders of Guangzhou Yingzheng, who signed an Equity Transfer Agreement in 2010, whereby Shi Haiyan agrees to transfer 12% equity of Guangzhou Yingzheng to Wang Yongchao (“12% Guangzhou Yingzheng Equity”), and the relevant formalities for examination, approval and change with the administration for commerce and industry are being processed.

IT IS HEREBY AGREED BY THE PARTIES THAT:

1.                          INTERPRETATIONS

1.1                   Unless it is otherwise required in the context, the terms used in this Agreement (including the annexes attached hereto) shall have the meaning defined below:

“Purchaser” shall mean Action King Limited, who is a wholly owned subsidiary of VODone and the purchaser listed in Part 3 of Annex 1.

“VODone” shall mean VODone Limited, a limited liability company incorporated in Bermuda and publicly listed on HKEX (stock code: 00082).

“Seller” shall mean Trilogic Investments Limited, CMHJ Technology Fund II, L.P. and Natixis Ventech China. AB., who are listed in Part 2 of Annex 1.

“Company” shall mean 3GUU Mobile Entertainment Industrial Co., Ltd., who is listed in Part 2 of Annex 1.

“Hong Kong Affiliate” shall mean 3GUU Mobile Entertainment Co., Limited, a limited liability company incorporated in Hong Kong, who is a wholly owned subsidiary of the Company and is listed in Part 4 of Annex 1.

“Chinese Affiliate” shall mean Guangzhou Yi Tong Tian Xia Software Development Co., Ltd., a limited liability company incorporated in China, who is a wholly owned affiliate of the Company through Hong Kong Affiliate and is listed in Part 5 of Annex 1.

“Group Companies”, as on the date of this Agreement, shall mean the Company, Hong Kong Affiliate, Chinese Affiliate and Guangzhou Yingzheng.

“Guangzhou Yingzheng” shall mean Guangzhou Yingzheng Information Technology Co., Ltd., a limited liability company incorporated in China, whose shareholders are Wang Yongchao, Zheng Feng and Liang De and whose details are listed in Part 6 of Annex 1.

“12% Guangzhou Yingzheng Equity” shall mean, in accordance with the Equity Transfer Agreement signed by Wang Yongchao and Shi Haiyan as the shareholders of Guangzhou Yingzheng in 2010, Shi Haiyan agrees to transfer its 12% equity of Guangzhou Yingzheng to Wang Yongchao.

“Dragon Joyce” shall mean Dragon Joyce United, a limited liability company incorporated in British Virgin Islands, who is a subsidiary of VODone.

“Dragon Joyce Group” shall mean Dragon Joyce and its affiliates.

“Agreement” shall mean this Agreement regarding the purchase and sale of the Sold Shares (as amended from time to time by the Parties in written forms).

“Sold Shares” shall mean 4,794,521 shares of common shares in the issued share capital of the Company, with the par value of US$ 0.10 each share, accounting for 70% of the issued shares of the Company.

“Closing” shall mean the completion of the purchase and sale of the Sold Shares in accordance with the terms and conditions of this Agreement.

“Closing Date” shall mean three business days after the satisfaction or effective waiver by Purchaser of all conditions described in Article 3.1 hereof, or any later date agreed upon by Purchaser and Seller.

“Guarantors” shall mean Trilogic Investments Limited, and/or Wang Yongchao, Zheng Feng and Liang De.

“Other Guarantors” shall mean Wang Yongchao, Zheng Feng and Liang De.

“Consideration” shall mean the consideration payable by Purchaser to Seller under Article 4 hereof.

“Consideration Shares” shall mean the new shares of VODone to be allocated and issued to Seller in accordance with Article 4 hereof.

“Price of Consideration Shares” shall mean the offering price of each share of the Consideration Shares, i.e. HK$ 2.34.

“Relevant Warranties” shall mean the representations, warranties and undertakings listed in Annex 3 and any other representations, warranties and undertakings made by the Guarantors hereunder.

“Audit Data” shall mean the financial data of the Company audited by the auditor accepted by Purchaser.

“Profit Target” shall mean target of Actual Audited Before-Tax Profit of the month ended on December 31, 2010 and of any fiscal year during three years ended on December 31, 2013, as listed in Article 4.7 hereof.

“Actual Audited Before-tax Profit”, in respect of any period, shall mean the audited before-tax profit of the Company according to the generally accepted accounting rules and practices in Hong Kong.

“Management” shall mean the directors, general managers and officers participating in the business operation of the Group Companies, as determined by the board of directors of the Company from time to time.

“Lock-up Period” shall mean the period stipulated in Article 4.4 hereof.

“Reward and Bonus” shall mean the Reward and Bonus to be paid by the Company to the Management for the portion exceeding the Profit Target of the Company as listed in Article 4.7.3 hereof.

“Taxes” include: (i) various taxes, duties, tariffs, levies, surcharges or any other payable amounts imposed or collected by any state or local taxation, customs or any other authority at any time, including (but not limited to) profit tax, provisional profit tax, revenue tax, interest tax, salary tax, property tax, earnings tax, value-add tax, capital tax, stamp duty tax, payroll tax, income tax, estate tax, withholding tax, customs duty, sales tax and any other similar liability; and (ii) all interests, fines, fees, charges and expenses attached to the Taxes, or relating to the payable Taxes or arising from the tax relief.

“Deed of Taxation and Other Indemnities” shall mean a Deed of Taxation and Other Indemnities to be signed by Wang Yongchao, Zheng Feng, Liang De, Trilogic Investments Limited (as the Indemnified Party), VODone and the Company at the Closing. Its main terms and conditions are listed in Annex 4 hereto or a Deed of Taxation and Other Indemnities in the substance and form to the satisfaction of Purchaser.

“Shareholders’ Agreement” shall mean a Shareholders’ Agreement to be signed by Wang Yongchao, Trilogic Investments Limited, Purchaser and the Company at the Closing in the substance and form to the satisfaction of Purchaser.

“2009 Shareholders’ Agreement” shall mean a shareholders’ agreement regarding the Company signed by the Company and Guangzhou Yingzheng, Hong Kong Affiliate, Chinese Affiliate, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Wang Yongchao, Zheng Feng, Shi Haiyan and Liang De on October 28, 2009.

“2009 Share Offering Agreement” shall mean a share offering agreement regarding the offering of Convertible Series A Preferred Shares of the Company, signed by the Company and Guangzhou Yingzheng, Hong Kong Affiliate, Chinese Affiliate, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Wang Yongchao, Zheng Feng, Shi Haiyan and Liang De on October 28, 2009.

“Convertible Series A Preferred Shares” shall mean 1,849,315 shares of Convertible Series A Preferred Shares issued by the Company to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB in accordance with 2009 Share Offering Agreement.

“Package Agreements” shall mean a business cooperation agreement signed by Chinese Affiliate, Guangzhou Yingzheng and its shareholders. Details of the agreement are listed in Annex 6.

“Confidential Information” shall mean the matters regarding this Agreement and under this Agreement, as well as the documents, materials or information relating to such matters disclosed according to Article 12 of this Agreement.

“Management Accounts” shall mean the unaudited balance sheet on the Management Accounts Date and the unaudited statement of profit and loss of the period from January 1, 2010 to November 22, 2010 of Chinese Affiliate, Guangzhou Yingzheng, the Company and Hong Kong Affiliate, the copies of which are attached hereto as Annex 7 and which are signed and certified as true by Seller.

“Management Accounts Date” shall mean November 22, 2010.

“Closing Accounts” shall mean the unaudited balance sheet on the Closing Accounts Date and the unaudited statement of profit and loss of the period from January 1, 2010 to the Closing Accounts Date of Chinese Affiliate, Guangzhou Yingzheng, the Company and Hong Kong Affiliate.

“Closing Accounts Date” shall mean the Closing Date.

“The Accounts” shall mean the Management Accounts and the Closing Accounts.

“Disclosure” shall mean the information completely, reasonably, specifically and accurately disclosed by written forms in this Agreement and/or the Accounts.

“Encumbrance” shall mean any mortgage, hypothecate, pledge, lien, charge (other than the statutory charge or the charge arising from operation of law), preferential or security interest, deferred payment, property conservation, lease, transaction or rent after the first sale or any other similar arrangement set upon any property, asset or right of whatever nature, including any agreement relating to any item listed above.

“Business Day” shall mean any day of business opening by the banks in Hong Kong, other than Saturday, Sunday, public holiday and other days when the business of the banks is suspended according to law or authorization.

“HKEX” shall mean Stock Exchange of Hong Kong Limited.

“Listing” shall mean the listing and trading of securities on the trading platform with the approval of an internationally recognized stock exchange.

“Listing Rules” shall mean the Listing Rules of Stock Exchange of Hong Kong Limited (as amended from time to time).

“Listing Committee” shall mean the Listing Committee of HKEX.

“SFC” shall mean Securities and Futures Commission of Hong Kong.

“Codes” shall mean Hong Kong Codes on Takeovers and Mergers

“Hong Kong” shall mean Hong Kong Special Administrative Region of the People’s Republic of China.

“China” shall mean the People’s Republic of China (excluding Hong Kong SAR, Macau SAR and Taiwan, unless it is otherwise required in the context).

“HK$” shall mean the legal currency of Hong Kong.

“RMB” shall mean the legal currency of China.

“US$” shall mean the legal currency of the United States of America.

1.2                   The headings of this Agreement are intended for reference only and will not affect the interpretation of this Agreement.

1.3                   “Term” and “Annex” referred to herein shall mean the terms and annexes of this Agreement, and such annexes shall be deemed as the integral parts of this Agreement.

1.4                   Each annex hereto is an integral part of this Agreement and shall have the same legal force as the body of this Agreement. This Agreement shall include all annexes attached hereto.

1.5                   Any singular word shall include plural meaning, vice verse.

1.6                   “Person” shall be interpreted as including any natural person, partnership, company, government or any other entity has the independent legal personality, including the successor of any right and obligation of such person (through merger or any other means).

1.7                   Reference to “Law”, “Regulation”, “Rule” or “Statute” shall be interpreted as such current law, regulation, rule or statute amended or re-enacted from time to time.

1.8                   Reference to “Document” shall be interpreted as such document amended from time to time.

1.9                   Any obligation to be performed or any warranty made by more than one person under this Agreement or any relevant document shall be deemed as the joint and several obligation or warranty of such persons.

2.                          PURCHASE AND SALE OF SOLD SHARES

2.1                   Subject to the terms and conditions of this Agreement, Seller as the beneficial owner hereby sells the Sold Shares hereunder and Purchaser hereby purchases such Sold Shares which are not subject to any claim, mortgage, lien, charge, any other security, encumbrance or any interest of any third party as from the Closing Date, together with all rights and interests attached to the Sold Shares, including all dividends and distributions announced, made or paid after the date of this Agreement.

3.                          PRECONDITIONS

3.1                   Closing is subject to the following preconditions:

3.1.1                     There is not any fact or circumstance constitutes or possibly constitutes violation of any warranty; and all aspects of the representations, warranties and undertakings made by Seller and Other Guarantors in this Agreement are still true, accurate and not misleading at Closing, as if such representations, warranties and undertakings are made again at Closing and at all times from the date of this Agreement to the Closing;

3.1.2                     Purchaser has received the latest Certificate of Good Standing (must be updated within 7 Business Days after the Closing Date) showing the good standing of the Company issued by the Companies Registry of British Virgin Islands, and the Certificate of Incumbency listing the directors, secretary (if any) and shareholders of the Company and the shares held by them in Seller respectively issued by the registration agent of the Company;

3.1.3                     A legal opinion regarding the lawful incorporation and valid existence of the Company has been issued by the lawyer of British Virgin Islands designated by Purchaser in the substance and form to the satisfaction of Purchaser (the legal opinion issued by Seller and the Company shall include the validity of this Agreement and all relevant agreements hereunder signed by Seller and/or the Company, including the Shareholders’ Agreement and the Deed of Taxation and Other Indemnities);

3.1.4                     A legal opinion regarding the assets and business of Hong Kong Affiliate has been issued by the lawyer of Hong Kong designated by Purchaser in the substance and form to the satisfaction of Purchaser;

3.1.5                     A legal opinion regarding each member of the Group Companies and the assets and business of each member (including the lawfulness, validity and existence of the Package Agreements) has been issued by the Chinese lawyer designated by Purchaser in the substance and form to the satisfaction of Purchaser;

3.1.6                     The due diligence investigation on the Group Companies has been completed by Purchaser to the satisfaction of Purchaser;

3.1.7                     Seller and Company have received all approvals, verifications, authorizations, consents, records and registrations necessary for the performance of this Agreement issued by the regulatory authority, court or any other judicial agent or any other authority with regulatory function;

3.1.8                     Purchaser and VODone have received the approval of the board of directors for the performance of this Agreement;

3.1.9                     The distribution and offering of the Consideration Shares of VODone has been approved by the Listing Commission of HKEX, and all necessary approvals, consents and waivers have been obtained from the regulatory authorities and any other relevant third parties, and such approvals, consents and waivers are valid at all times;

3.1.10              Other approvals, consents and waivers for the transaction and relevant matters contemplated hereunder are valid at all times (if necessary);

3.1.11              If Buyer considers it is necessary, Trilogic Investments Limited and/or Other Guarantors and VODone shall duly execute the agreement or document and any other document to be executed by Trilogic Investments Limited and/or Other Guarantors as required by Buyer with respect to the arrangement described in Article 4.4.6 in the substance and form to the satisfaction of Purchaser or VODone;

3.1.12              All Parties to 2009 Shareholders’ Agreement and 2009 Shares Offering Agreement have executed a termination agreement to the satisfaction of Purchaser, whereby 2009 Shareholders’ Agreement and 2009 Shares Offering Agreement shall be terminated on the Closing Date;

3.1.13              Upon request of Purchaser, Wang Yongchao, Zheng Feng and Liang De have, and have procured Guangzhou Yingzheng to, supplemented, amended or re-executed the agreements contained in the Package Agreements (including the Equity Pledge Agreement and the Option Agreement and other relevant agreements) in the substance and form to the satisfaction of Purchaser;

3.1.14              Shi Haiyan has transferred its 12% Equity of Guangzhou Yingzheng to Wang Yongchao, and such change has been approval of the competent authority of China and all formalities for the transfer have been completed, so that Wang Yongchao can lawfully hold 76% equity of Guangzhou Yingzheng, and the result must be satisfactory to Purchaser; and

3.1.15              Upon request of Purchaser, after Shi Haiyan transferred its 12% Equity of Guangzhou Yingzheng to Wang Yongchao, Shi Haiyan has executed all document and transferred all rights and obligations under the Package Agreements to Wang Yongchao, and the substance and form of the relevant documents must be satisfactory to Purchaser; and

3.1.16              CMHJ Technology Fund II, L.P., Natixis Ventech China AB and Trilogic Investments Limited have signed an Equity Pledge Agreement in the substance and form as listed in Annex 8 hereto.

3.2                   In order to ensure the satisfaction of all preconditions listed in Article 3.1 hereof and the satisfaction of Purchaser, Seller and Other Guarantors shall assist VODone in complying with the Listing Rules, Codes or other applicable rules, codes or regulations of HKEX, SFC or any other regulatory authority, and assist VODone in submitting the documents and materials to HKEX, SFC or any other regulatory authority as required by the Listing Rules, Codes or other applicable rules, codes or regulations, whether such documents and materials relate to the documents, announcements, circulars or any other materials on the Closing Date or not.

3.3                   Each of Seller and Other Guarantors hereby agrees that it will take full efforts to ensure the satisfaction of all preconditions listed in Article 3.1 hereof (other than Article 3.1.6, Article 3.1.8 and Article 3.1.9) and the satisfaction of Purchaser. Purchaser may waive any precondition listed in Article 3.1 hereof (if applicable, other than Article 3.1.6, Article 3.1.8 and Article 3.1.9) by giving a written notice to

Seller and Other Guarantors at any time. If any precondition listed in Article 3.1 is not satisfied within 90 Business Days after the date of this Agreement or after a later date otherwise agreed upon by Purchaser and Seller in written forms, Purchaser may at its discretion (i) continue to complete the transaction without prejudice to its rights; or (ii) terminate this Agreement and then this Agreement (other than Article 12) will be invalidated and annulled; except the breaching act occurred before such termination date, no Party may make any claim or demand against any other Party.

4.                          CONSIDERATION

4.1                   The consideration for the Sold Shares is HK$ 229,320,000, of which, 30% is in cash (i.e. HK$ 68,796,000) and 70% is in the form of Consideration Shares (i.e. 68,600,000 shares). According to the proportion of shares held by each Seller among the Sold Shares, Trilogic Investments Limited shall receive 42,140,000 Consideration Shares and a cash consideration of HK$ 42,260,400; CMHJ Technology Fund II, L.P. shall receive 17,640,000 Consideration Shares and a cash consideration of HK$ 17,690,400; and Natixis Ventech China AB shall receive 8,820,000 Consideration Shares and a cash consideration of HK$ 8,845,200.

4.2                   CMHJ Technology Fund II, L.P. and Natixis Ventech China AB agree to transfer its receivable 26,460,000 Consideration Shares to Trilogic Investments Limited respectively; and Trilogic Investments Limited agrees to pay the cash consideration of HK$ 29,109,600 and HK$ 14,554,800 to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB respectively, which shall be paid as follows:

4.2.1                     26,460,000 Consideration Shares shall be directly paid by Purchaser to Trilogic Investments Limited according to Article 4.3 hereof;

4.2.2                     A cash consideration of HK$ 5,709,600 and a cash consideration of HK$ 2,854,800 shall be directly paid by Purchaser to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB respectively according to Article 4.3 hereof;

4.2.3                     A cash consideration of HK$ 23,400,000 and a cash consideration of HK$ 11,700,000 shall be paid by Trilogic Investments Limited to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB respectively in three installments according to the terms and conditions of the Equity Pledge Agreement.

4.3                   In consideration of the arrangement mentioned in Article 4.2 above, at the Closing of the transaction hereunder, Trilogic Investments Limited shall actually receive 68,600,000 Consideration Shares and a cash consideration of HK$ 33,696,000, and CMHJ Technology Fund II, L.P. shall actually receive a cash consideration of HK$ 23,400,000, and Natixis Ventech China AB shall actually receive a cash consideration of HK$ 11,700,000, which shall be paid as follows:

4.3.1                     Payment of Consideration Shares: VODone shall distribute and issue the Consideration Shares to Trilogic Investments Limited (the number of Consideration Shares is listed in Part 1 of Annex 2) at the price of each Consideration Share within the time limit prescribed in Article 4.3.3 below, and such Consideration Shares, when distributed and issued to Trilogic Investments Limited, shall be credited to the account and listed as fully paid shares and shall be ranking pari passu with existing issued shares of Purchaser at all aspects;

4.3.2                     Payment of Cash Consideration: Purchaser shall pay the cash of HK$ 68,796,000 to Seller (the proportion of each Seller receivable in the cash is listed in Part 2 of Annex 2); and

4.3.3                     Terms of Payment: Purchaser and Seller hereby agree that the cash considerations shall be paid to the Seller’s bank account listed in Article 4.3.4 within 5 business days from the Closing Date; the Consideration Shares and the original certificate of shares shall be distributed and issued in 68,600,000 Consideration Shares to Trilogic Investments Limited by VODone within 3 business days after the Closing Date according to Article 4.3.1 above, of which, 19,745,000 Consideration Shares and the original certificate of shares shall be directly delivered to the representative designated by CMHJ Technology Fund II, L.P. and Natixis Ventech China AB in written forms under Annex 8: Equity Pledge Agreement attached hereto.

4.3.4                     Seller’s Bank Account:

Trilogic Investments Limited: account no.: 047-865241-838; HSBC Bank Corporation, SWIFT Code: HSBCHKHHHKH

CMHJ Technology Fund II, L.P.: account no.: 863-511-00801-3; bank name: INDUSTRIAL AND COMIBRCIAL BANK OF CHINA (ASTA) LIMITED; bank address: Shop F, G/P, Kai Tak Commercial Building, 17-319 Des Voeux Road Central, Sheung Wan, Hong Kong, SWIFT CODE: UBHKHKHH

Natixis Ventech China AB: IBAN: SE5130000000015102402064; bank name: Nordea Bank AB; SWIFT CODE: NDEASESS; bank address: 10571 Stockholm, Sweden

4.4                  Trilogic Investments Limited hereby understands and acknowledges that, other than 19,745,000 Consideration Shares must be pledged under Annex 8: Equity Pledge Agreement (such 19,745,000 Consideration Shares shall be delivered to the representative designated by CMHJ Technology Fund II, L.P. and Natixis Ventech China AB in written forms according to Article 4.3.3 hereof), the Consideration Shares received by Trilogic Investments Limited shall be subject to the following Lock-up Period; and that, with the cooperation and assistance of Trilogic Investments Limited, the Company and Purchaser (including but not limited to timely provision of the accurate and proper unaudited Management Accounts of the previous year of the Company, Hong Kong Affiliate, Chinese Affiliate and Guangzhou Yingzheng), Purchaser shall take its best efforts to procure the Company to complete its audit of year 2010 on or before January 31, 2011, and the audit on the Company of year 2011, 2012 and 2013 shall also be completed as soon as possible with the cooperation and assistance of the Parties. If the amount of profit as determined in the audit is less than the Profit Target stipulated herein, Purchaser shall, within three Business Days after the completion of audit, release the restriction on sale of the shares held by Trilogic Investments Limited and complete the procedures for release of such restriction on sale:

4.4.1                     If the amount of profit of the Company in year 2010 as determined in the audit exceeds the Profit Target stipulated herein but the additional transferable Consideration Shares are less than 835,000 shares: if the amount of profit of the Company in year 2010 as determined in the audit is less than the Profit Target stipulated herein, the said portion of Consideration Shares may be freely transferred only if the adjustment is made according to Article 4.7.2 hereof;

4.4.2                     If the amount of profit of the Company in year 2011 as determined in the audit exceeds the Profit Target stipulated herein but the additional transferable Consideration Shares are less than 20,580,000 shares (i.e. 30% of the Consideration Shares): if the amount of profit of the Company in year 2011 as determined in the audit is less than the Profit Target stipulated herein, the said portion of Consideration Shares may be freely transferred only if the adjustment is made according to Article 4.7.2 hereof;

4.4.3                     If the amount of profit of the Company in year 2012 as determined in the audit exceeds the Profit Target stipulated herein but the additional transferable Consideration Shares are less than 13,720,000 shares (i.e. 20% of the Consideration Shares): if the amount of profit of the Company in year 2012 as determined in the audit is less than the Profit Target stipulated herein, the said portion of Consideration Shares may be freely transferred only if the adjustment is made according to Article 4.7.2 hereof;

4.4.4                     If the amount of profit of the Company in year 2013 as determined in the audit exceeds the Profit Target stipulated herein but the additional transferable Consideration Shares are less than 13,720,000 shares (i.e. 20% of the Consideration Shares): if the amount of profit of the Company in year 2013 as determined in the audit is less than the Profit Target stipulated herein, the said portion of Consideration Shares may be freely transferred only if the adjustment is made according to Article 4.7.2 hereof;

4.4.5                     Unless it is otherwise permitted herein, no Consideration Shares (or any right or interest therein) may be sold, transferred or otherwise disposed of during the Lock-up Period.

4.4.6                     During the Lock-up Period, Trilogic Investments Limited shall have all rights as a holder of the Consideration Shares, including but not limited to the voting right. However, Trilogic Investments Limited shall agree that the certificate of the locked Consideration Shares will be submitted to Purchaser for custody, and Trilogic Investments Limited shall also agree that the dividends distributed by VODone to the Consideration Shares during the Lock-up Period shall be paid to an account jointly opened by Seller and Purchaser at first, until the relevant portion of the Consideration Shares may be transferred freely, and then Purchaser shall deliver the dividends and the Consideration Shares of such portion to Trilogic Investments Limited. If the Company fails to achieve the Profit Target stipulated herein, Trilogic Investments Limited shall, as per the instruction of Purchaser or VODone, cause Purchaser to process such Consideration Shares and all proceeds arising from the Lock-up Period according to Article 4.7.2 hereof.

4.5                   At all events, Purchaser’s liability of paying the Consideration Shares and/or cash consideration is only limited to the method and amount stipulated in Article 4.3 hereof, and Purchaser at all events is not obliged to and/or liable for the arrangements between Seller under Article 4.2 hereof, i.e. CMHJ Technology Fund II, L.P. and Natixis Ventech China AB agree to transfer the receivable 26,460,000 Consideration Shares to Trilogic Investments Limited respectively, and Trilogic Investments Limited agrees to pay a cash amount of HK$29,109,600 and a cash amount of HK$14,554,800 to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB respectively, as well as the arrangement of Equity Pledge Agreement in Annex 8 hereto. Purchaser is not liable for any Seller’s non-performance or failure in performance or negligence in performance of any arrangement between the Seller mentioned above, and Seller may not make any claim against Purchaser.

4.6                   Purchaser and Other Guarantors hereby confirm and guarantee that, at all events, they shall fully indemnify Purchaser against all liabilities, damages, costs, claims, reduction of net assets or increase of liabilities and all expenses suffered by Purchaser or arising from the arrangements between Seller under Article 4.2 hereof and/or the arrangement of Equity Pledge Agreement in Annex 8 hereto.

4.7                   The Profit Target undertaken by Trilogic Investments Limited to Purchaser is listed below:

4.7.1                     Trilogic Investments Limited hereby undertakes and warrants to

Purchaser that the Actual Audited Before-tax Profit of the Company during the consideration adjustment period is:

Consideration Adjustment Period	Profit Target

From December 1, 2010 to December 31, 2010	RMB 1,670,000

From January 1, 2011 to December 31, 2011	RMB 36,000,000

From January 1, 2012 to December 31, 2012	RMB 50,000,000

From January 1, 2013 to December 31, 2013	RMB 75,000,000

4.7.2                     If the Actual Audited Before-tax Profit of the Company of a month ending on December 31, 2010 or of any fiscal year within 3 fiscal years ending on December 31, 2013 is less than the Profit Target mentioned above, the consideration of the Sold Shares shall be properly adjusted according to the following formula:

4.7.2.1           Amount of Consideration Shares Returnable to VODone for Free Disposal = (Profit Target – Actual Audited Before-tax Profit) (converted to HK$ at the exchange rate on the date of redemption) / Price of Consideration Shares

4.7.2.2           VODone shall have the absolute right to freely dispose of the Consideration Shares returned to VODone in the form it considers appropriate (including but not limited to redemption, repurchase, retrieval or acquisition of the Consideration Shares or sale of the Consideration Shares), to set of the difference. For this purpose, Trilogic Investments Limited hereby irrevocably appoints VODone as its agent to handle all things arising from the adjusting the consideration of the Sold Shares under Article 4.7.2, including but not limited to execution of documents, sale of such Consideration Shares and disposal of the proceeds from sale of such Consideration Shares, etc. The stamp duty incurred from adjusting the consideration of the Sold Shares under Article 4.7.2 shall be borne by Seller.

4.7.2.3           If the Consideration Shares are not sufficient to pay the relevant difference, Trilogic Investments Limited shall make compensation to Purchaser with its remaining Consideration Shares within the Lock-up Period. If the remaining Consideration Shares held by Trilogic Investments Limited in the Lock-up Period is insufficient to compensate the difference, Trilogic Investments Limited shall continue to use its remaining shares of the Company (i.e. the shares deducting the shares sold by it hereunder) to compensate Purchaser to the satisfaction of Purchaser.

4.7.3                     If the Actual Audited Before-tax Profit of the Company of a month ending on December 31, 2010 or of any fiscal year within 3 fiscal years ending on December 31, 2013 is more than the Profit Target, Purchaser agrees that the Company may give an appropriate Reward and Bonus to the Management:

4.7.3.1           If the Actual Audited Before-tax Profit of the Company of the month ending on December 31, 2010 or of any fiscal year within 3 fiscal years ending on December 31, 2013 exceeds the Profit Target more than twenty five percent (25%) but less than fifty percent (50%), the Company will pay the following Reward and Bonus to the Management in cash:

Reward and Bonus = (Actual Audited Before-tax Profit of Relevant Month or Year – Profit Target x 1.25) x 0.2

4.7.3.2           If the Actual Audited Before-tax Profit of the Company of the month ending on December 31, 2010 or of any fiscal year within 3 fiscal years ending on December 31, 2013 exceeds the Profit Target more than fifty percent (50%), in addition to the Reward and Bonus mentioned in Article 4.7.3.1, the Company will pay the following additional Reward and Bonus to the Management in cash:

Reward and Bonus = (Actual Audited Before-tax Profit of Relevant Month or Year – Profit Target x 1.5) x 0.25

4.7.3.3           The Reward and Bonus during the period of consideration adjustment shall be paid to the Management according to the provisions above, and such Reward and Bonus and bonus shares shall be paid within 30 days after the issuance of the audited profit during the period of consideration adjustment.

4.8                   Trilogic Investments Limited, CMHJ Technology Fund II, L.P. and Natixis Ventech China AB hereby agree and confirm that, without the written consent of Purchaser, during the period commencing from the delivery of 19,745,000 shares specified in Article 4.4 (“the Shares”) to the representative appointed by CMHJ Technology Fund II, L.P. and Natixis Ventech China AB in written form to the date when the audited profit of the Company in year 2010 achieves the Profit Target, and the restriction on sale of the Shares is released by Purchaser and the relevant procedures for release of such restriction are completed, Trilogic Investments Limited, CMHJ Technology Fund II, L.P. and Natixis Ventech China AB may not sell, transfer or otherwise dispose of the Shares and the interests therein; provided, however, Trilogic Investments Limited may still pledge the

Shares to CMHJ Technology Fund II, L.P. and Natixis Ventech China AB according to the Equity Pledge Agreement in Annex 8 hereto.

5.                          CAPITAL INCREASE

5.1                   If Purchaser fails to procure the Group Companies, Dragon Joyce Group and OWX Holding Co. Ltd. to be publicly listed by the end of 2011 and procure the before-tax profit of the Company to reach RMB 35,000,000 in the fiscal year of 2011, Seller may demand Purchaser to jointly pay an additional capital contribution of RMB 53,280,000 to the Company as per the reasonable requirement of the Company for business development and according to the shareholding percentage of each Party in the Company. And then, Seller must provide Purchaser with a capital increase plan (including time, method and purchase of such capital increase, etc.).

5.2                   Except for the capital increase under Article 5.1 above, Purchaser is not obliged to pay any additional capital contribution to the Company or the Group Companies.

6.                          CLOSING

6.1                   Subject to the satisfaction or effective waiver by Purchaser (if applicable) of all preconditions listed in Article 3.1 above, the Closing will occur at Hong Kong office of Purchaser’s lawyer or any other place agreed upon by the Parties at 10:00 AM on the Closing Date. At that time, all actions and requirements listed in Article 6.3 and Article 6.5 shall be made and complied with.

6.2                   Each Seller and Other Guarantors hereby confirm and warrant that, on the Closing Date, all Convertible Series A Preferred Shares of CMHJ Technology Fund II, L.P. and Natixis Ventech China AB shall be converted to the common shares of the Company under 2009 Shareholders’ Agreement and 2009 Share Offering Agreement; that they will actually hold the number of Sold Shares and the percentage to the total shares of the Company; and that Purchaser will acquire and receive the Sold Shares of the Company on the Closing Date.

6.3                   On the Closing, Seller must submit or procure the submission of the following documents to Purchaser:

6.3.1                     A confirmation letter issued and signed by Seller, confirming that all representations, representations, warranties and undertakings made by Seller are still true, accurate and not misleading at all aspects from the execution date to the Closing Date;

6.3.2                     The copy of the minutes of the board of directors of the Company as referred to in Article 6.4 hereof, executed and certified as true and complete by a director of the Company;

6.3.3                     A share transfer deed duly executed by Seller regarding transfer of the Sold Shares and for the benefits of Purchaser;

6.3.4                     The original certificate of the common shares and Preferred Shares concerning the Sold Shares;

6.3.5                     The Closing Accounts;

6.3.6                     The copies of the following documents (or upon request of Purchaser, certified as true and complete copies): statutory records (including financial records), register of members, register of directors, register of secretary, minutes, stock register, bank monthly statements and other documents regarding the accounts of the Company, accounting books, contracts, deeds, tax returns, insurance contracts, bank statements, current business registration certificate (if any) and all other accounting books, records and documents updated by the Group Companies;

6.3.7                     The copies of the following documents (or upon request of Purchaser, certified as true and complete copies): certificate of incorporation, business registration certificate, business license, memorandum of association and articles of association, steel seal and rubber chop of the Group Companies;

6.3.8                     Other documents required by Purchaser, to grant the proper ownership of the Sold Shares to Purchaser and make Purchaser as the registered holder and beneficial owner of the Sold Shares (including to deliver the paid-in capital of the Sold Shares to Purchaser in cash or any other form agreed upon by the Parties);

6.3.9                     A Deed of Taxation and Other Indemnities containing the principal terms and conditions as listed in Annex 4 hereto or a Deed of Taxation and Other Indemnities in the substance and form to the satisfaction of Purchaser, duly executed by Wang Yongchao, Zheng Feng, Liang De, Trilogic Investments Limited, VODone and the Company;

6.3.10              A Shareholders’ Agreement duly executed by Wang Yongchao, Trilogic Investments Limited, Purchaser and the Company in the substance and form to the satisfaction of Purchaser;

6.3.11              The copies of the following documents (or upon request of Purchaser, certified as true and complete copies):

6.3.11.1                The business license for incorporated enterprises of Chinese Affiliate and Guangzhou Yingzheng issued by the competent administration for industry and commerce in China;

6.3.11.2                The approval certificate of Chinese Affiliate and Guangzhou Yingzheng issued by the competent commerce authority in China;

6.3.11.3                The capital verification report or any other certificate issued by a public certified accountants’ firm recognized by the laws of

China, certifying that the registered capital of Chinese Affiliate and Guangzhou Yingzheng has been fully paid up and conforms to the relevant laws and regulations of China; and

6.3.12              The documents or relevant certificates referred to in Article 3.1.1 to Article 3.1.5, Article 3.1.7, Article 3.1.11, Article 3.1.12, Article 3.1.14 and Article 3.1.16;

6.3.13              The legally binding documents issued by the General Partner of CMHJ Technology Fund II, L.P. approving CMHJ Technology to terminate 2009 Shareholders’ Agreement, effectuate 2009 Share Offering Agreement, transfer all its Sold Shares to Purchaser and execute this Agreement;

6.3.14              The legally binding documents issued by the General Partner of Natixis Ventech China AB approving Natixis Ventech to terminate 2009 Shareholders’ Agreement, effectuate 2009 Share Offering Agreement, transfer all its Sold Shares to Purchaser and execute this Agreement; and

6.4                   A resolution regarding the following issues is passed by Company at the meeting of the Board of Directors:

6.4.1                     Approving the transfer of the Sold Shares to Purchaser and the registration of such transfer, amending the Articles of Association of the Company and changing Purchaser’s representative as the recognized contact of the registered agent of British Virgin Islands;

6.4.2                     (If required by Purchaser) upon request of Purchaser, changing all signature specimens of bank accounts of the Group Companies;

6.4.3                     Approving the Deed of Taxation and Other Indemnities and the Shareholders’ Agreement, and approving the relevant representatives to execute such instruments and affix the steel seal thereon for and on behalf of the Company;

6.4.4                     Approving the cancellation and termination of 2009 Shareholders’ Agreement and 2009 Share Offering Agreement;

6.4.5                     Appointing the persons nominated by Purchaser as the members of the Board of Directors of the Group Companies according to the proportion of the Company’s shares to be purchased by Purchaser; and

6.4.6                     Authorizing the directors of the Company to do and execute (and affix the steel seal, if applicable) the things and documents (including but not limited to executing all documents hereunder) they consider appropriate or desirable, to effectuate this Agreement.

6.5                   Subject to Seller’s performance of all obligations under Article 6.3 and Article 6.4, Purchaser must also submit the following documents to Seller upon Closing:

6.5.1                     A duly executed share transfer deed regarding the transfer of the Sold

Shares; and

6.5.2                     A Deed of Taxation and Other Indemnities duly executed by VODone and a Shareholders’ Agreement duly executed by Purchaser;

6.5.3                     The approval of the board of directors of Purchaser and VODone for the performance of this Agreement;

6.5.4                     The approval of the Listing Commission of HKEX for distribution and offering of the Consideration Shares of VODone, and all necessary approvals, consents and waivers obtained by Purchaser from the regulatory authorities and other relevant third parties; and

6.5.5                     A letter issued by VODone instructing Tricor Services Limited to issue the Consideration Shares, and the original confirmation of receipt issued by Tricor Services Limited.

6.6                   If Purchaser fails to do any thing required in Article 6.5 or Seller fails to do any thing required in Article 6.3 and Article 6.4, the other Party has made such requirement may (without prejudice to any other right or remedy it may have):

6.6.1                     Postpone the Closing to any day within 30 days after the original Closing Date (the provision of this Article 6.6.1 applies to the postponed Closing);

6.6.2                     Carry out the Closing, without prejudice to Purchaser’s or Seller’s rights arising from the other Party’s nonperformance of its obligation hereunder;

6.6.3                     If the Closing cannot be done on the Closing Date specified herein after the date of this Agreement not due to any fault of Purchaser or Seller, neither Party may make any claim, enforcement or demand against the other Party; or

6.6.4                     Terminate this Agreement.

7.                          UNDERTAKINGS BEFORE AND AFTER THE CLOSING

7.1                   Trilogic Investments Limited and Other Guarantors hereby undertake to Purchaser that, during the period from the date of this Agreement (including) to the Closing Date (including), the Group Companies will continue to operate its business in the previous manner. From the date of this Agreement to the Closing Date, without the prior written consent of Purchaser, Trilogic Investments Limited shall cause the Group Companies not to do any thing listed in Article 7.2 hereof.

7.2                   Unless it is otherwise disclosed herein, without the written consent of Purchaser, Trilogic Investments Limited and Other Guarantors will cause the Group Companies not to (and Trilogic Investments Limited and Other Guarantors will ensure and guarantee the Group Companies not to), and Trilogic Investments Limited and Other Guarantors will ensure and guarantee Shi Haiyan will not cause the Group Companies to:

7.2.1                     Issue or permit to issue any share capital, capital, loan capital, or grant or agree to grant any share option or share subscription right;

7.2.2                     Provide any loan not in its normal business course or not according to the normal commercial terms, including but not limited to executing any contract which causes Purchaser to directly or indirectly made any long-term commitment or obligation (“long-term” shall mean three months or more);

7.2.3                     During the term of the Package Agreements, make any amendment to such agreement, or do any act which likely invalidates, terminates, revokes or otherwise changes such agreement;

7.2.4                     Enter into any material agreement or participate in any material investment, joint venture or transaction, or make any capital commitment or incur any material contingent liability (“material” shall mean RMB 300,000 or above);

7.2.5                     Announce, pay or make any dividend or any other distribution;

7.2.6                     Alter its authorized share capital, outstanding share capital, registered capital or total investment;

7.2.7                     Set or permit to set any mortgage, charge, pledge, lien or any other encumbrance on its business, property or assets not in its normal business course;

7.2.8                     Do or permit to do any act or thing which causes or may cause any insurance contract relating to its business or assets to be invalid or terminated (if applicable);

7.2.9                     Appoint any new legal representative or director, or amend any existing terms regarding the appointment of directors and consultants;

7.2.10              Dispose of or permit to dispose of, or acquire or permit to acquire any assets or investment not in the normal business course and not at the market price;

7.2.11              Make any compromise, reconciliation, release, dissolution, settlement or waiver of any relevant right regarding any civil, criminal, arbitration or any other legal proceeding or any liability, claim, action, demand or dispute, not in its normal business course;

7.2.12              Make any release, settlement or write-off of any account receivable not in its normal business course;

7.2.13              Pay any debt or amount not in its normal business course;

7.2.14              Do or permit to do any act or thing which has or possibly has any material adverse effect upon its assets or financial status or business, including but not limited to reorganization of any Group Company;

7.2.15              Approve or permit to amend its memorandum of association and articles of association;

7.2.16              Enter into or attempt to enter into any lease or quasi-lease;

7.2.17              Take or permit to take any action, negligence or omission which causes the liquidation or bankruptcy of the Group Companies;

7.2.18              Take or permit or procure to take any action, negligence or omission on or before the Closing which causes the violation of any warranty; or

7.2.19              Provide any security of whatever form or sign any indemnity deed with any third party.

7.3                   Trilogic Investments Limited and Other Guarantors shall ensure that the business of the Group Companies is operated from the date of this Agreement to the Closing Date in the same manner as before.

7.4                   Wang Yongchao hereby confirms that he is holding 100% shares of Trilogic Investments Limited. Without the prior written consent of Purchaser, Wang Yongchao ensures and warrants that he can not and will not procure to transfer and/or sell any share of Trilogic Investments Limited.

7.5                   Unless it is otherwise expressly stipulated herein, Trilogic Investments Limited and Other Guarantors must the employees of the Group Companies are retained on the date of this Agreement and will continue to act as the employees of the relevant company in the Group Companies after the Closing Date. Change of any employee of the Group Companies must be subject to the prior written consent of Purchaser.

7.6                   Trilogic Investments Limited, Other Guarantors and the Management of the Company may appoint some representatives to participate in Purchaser’s senior management, so as to participate in and understand Purchaser’s operations.

7.7                   Subject to the condition that all materials provided by Seller under Article 4.3.4 are true, accurate and complete (as if used for bank remittance), Purchaser and VODone hereby undertake to Seller that, after the Closing Date, they will unconditionally and promptly pay the Cash Consideration and the Consideration Shares to Seller within the time period specified in Article 4.3.3. Where Purchaser fails to pay the Cash Consideration within five Business Days after the Closing Date not due to any cause of Seller, it shall pay an overdue fine to Seller at 2‰ for each delayed day; where VODone fails to pay the Consideration Shares within three Business Days after the Closing Date, it shall pay an overdue fine to Seller at 2‰ of the total price of such Consideration Shares for each delayed day.

8.                          WARRANTIES

Trilogic Investments Limited and Other Guarantors hereby make the following representations, statements and warranties to the Purchaser:

8.1                   To the knowledge and belief of and after all reasonable consultations by Trilogic Investments Limited and/or Other Guarantors, Trilogic Investments Limited and/or Other Guarantors has not become aware, or has received materials or have the brief that any matter relating to representation, statement or warranty made by Trilogic Investments Limited and/or Other Guarantors to Purchaser herein is untrue, incomplete or inaccurate.

8.2                   Other than the written disclosure made to Purchaser by Trilogic Investments Limited and/or Other Guarantors prior to the date of this Agreement and accepted by Purchaser in written forms, with respect to the representations, statements and warranties (including but not limited to the warranties listed in Annex 3 hereto) made by Trilogic Investments Limited and/or Other Guarantors to Purchaser herein, such representations, statements and warranties are true and accurate from the date of this Agreement to the Closing Date. Trilogic Investments Limited and/or Other Guarantors hereby understand and confirm that Purchaser enters into this Agreement in reliance upon such representations, statements and warranties, and Purchaser may regard them as the terms and conditions of this Agreement. The same applies before or on the Closing.

8.3                   The representations, statements and warranties listed in each paragraph in Annex 3 hereto shall be deemed as separate and independent, and reference to any paragraph of this Agreement or any annex shall not be restricted, unless it is otherwise expressly stipulated herein. Each warranty will not affect any other warranty (unless it is otherwise expressly stipulated herein), and the provision of any warranty will not limit the extent and application of any provision on the relevant warranty.

8.4                   On the date of this Agreement, the Group Companies do not directly or indirectly use any trademark, trade name, enterprise name, domain name or website address of any third party, affiliate, subsidiary or any other entity, or apply for registration of any similar word or design.

8.5                  Immediately before or after the Closing, Trilogic Investments Limited and/or Other Guarantors shall notify Purchaser of any circumstance they become aware of which violates such representation, warranty or undertaking or which has any material or substantial inconformity to such representation, warranty or undertaking.

8.6                   Trilogic Investments Limited and/or Other Guarantors hereby agree that, after the completion of the due diligence investigation, Purchaser may make certain amendment to Annex 3 hereto according to the result of such due diligence investigation, including but not limited to the addition of certain appropriate warranties and undertakings.

8.7                   If it is found that any representation, warranty or undertaking made by Trilogic Investments Limited and/or Other Guarantors is untrue, misleading or inaccurate, or has not been fully performed, or Purchaser becomes aware that any circumstance does not conform to any representation, warranty or undertaking on or before the Closing Date, then Purchaser is not bound to complete the purchase of shares and may terminate this Agreement without any liability. The right granted to Purchaser in this Article 8.7 is additional, and will not affect any other right of Purchaser (including the right of claim and indemnification arising from breach or nonperformance of Trilogic Investments Limited and/or Other Guarantors), and Purchaser’s failure in exercise of such right will not constitute a waiver.

8.8                   Unless it is otherwise stipulated herein or Trilogic Investments Limited and/or Other Guarantors have made a written disclosure to Purchaser and such written disclosure has been accepted by Purchaser in written forms, Trilogic Investments Limited and/or Other Guarantors hereby undertake that they will indemnify Purchaser against and hold Purchaser harmless from all losses and liabilities arising from violation of any representation, warranty and undertaking hereunder by Seller and/or Other Guarantors, including but not limited to depreciation of assets, any amount payable by Purchaser or the Group Companies, or any costs and expenses incurred from such violation; provided, however, such indemnity will not affect any right or remedy of Purchaser arising from violation of such representation, warranty and undertaking, and the said rights and remedies are reserved by Purchaser. Upon the demand of Purchaser, Trilogic Investments Limited and/or Other Guarantors shall fully indemnify Purchaser against and hold Purchaser harmless from all liabilities, damages, costs, claims, depreciation of net assets, additional liabilities and all reasonable expenses resulting from the circumstance mentioned above.

8.9                   Unless it is otherwise specifically stipulated herein, all representations, statements and warranties made by Trilogic Investments Limited and/or Other Guarantors to Purchaser shall still be effective after the Closing. The rights and remedies of Purchaser with respect to violation of any relevant representation, statement and warranty by Trilogic Investments Limited and/or Other Guarantors shall not be affected by the Closing, cancellation of the transaction hereunder by Purchaser, Purchaser’s failure or delay to exercise any right or remedy, or any other event or circumstance of whatever nature, unless Purchaser gives a waiver in written forms. Purchaser’s individual exercise or partial exercise of any right will not preclude its further exercise of such right or any other right.

8.10            Purchaser may take any action with respect to violation of or noncompliance with any representation, statement or warranty by Trilogic Investments Limited and/or Other Guarantors before, on or after the Closing Date, and the Closing shall not constitute Purchaser’s waiver of any right at any aspect.

8.11

8.11.1              Upon demand of Purchaser, Trilogic Investments Limited and Other Guarantors shall procure Shi Haiyan to perform the obligations regarding 12% Equity of Guangzhou Yingzheng under Article 3.1.14 to the satisfaction of Purchaser.

8.11.2              Upon demand of Purchaser, Trilogic Investments Limited and Other Guarantors shall procure Shi Haiyan to promptly execute the documents listed in Article 3.1.15 and transfer all rights and obligations under the relevant Package Agreements to Wang Yongchao, in the substance and form to the satisfaction of Purchaser.

8.11.3              Upon demand of Purchaser, Trilogic Investments Limited and Other Guarantors shall procure Shi Haiyan to execute a Non-competition Commitment in the substance and form to the satisfaction of Purchaser, and procure Shi Haiyan not to operate any business competing with the business operated by the Group Companies.

8.12            Termination or cancellation of 2009 Shareholders’ Agreement or 2009 Share Offering Agreement shall not affect the lawfulness, validity or existence of the Package Agreements.

9.                          FURTHER ASSURANCE

9.1                   Seller and/or Other Guarantors must execute, do and perform or procure to execute, do and perform further actions, contracts, agreements, warranties, instruments and documents required by Purchaser, so that Purchaser may lawfully and effectively acquire the title, interest and right in the Sold Shares and the business of the Group Companies hereunder (including the rights and interests in the Package Agreements) not subject to any encumbrance, including the Equity Pledge Agreement regarding the pledge on the equity of Guangzhou Yingzheng in the substance and form to the satisfaction of Purchaser.

9.2                   Trilogic Investments Limited and Other Guarantors shall make their best efforts to provide all necessary assistance to the Group Companies for the development of the business of the Group Companies, including the support in the development of mobile phone games.

9.3                   Purchaser and VODone hereby make the following representations, statements and warranties to Seller:

9.3.1                     Purchaser and VODone have the full power and authority to enter into, execute and deliver this Agreement and perform the transaction contemplated herein, and the performance of transaction contemplated herein by Purchaser and VODone has been duly authorized and approved through all necessary corporate or other actions, including but not limited to allocation and issuance of the Consideration Shares at the price of the Consideration Shares;

9.3.2                     Other than the Lock-up Period specified in Article 4.4 and Article 4.8 hereof, the Consideration Shares are not subject to the restriction of any other period or the effect of any claim, mortgage, lien, charge, other security or encumbrance or any other right or interest of any third party;

and

9.3.3                     All necessary arrangements have been made, so that the Consideration Shares may be included in the Central Clearing and Settlement System established and managed by Hong Kong Securities Clearing Company Limited.

9.4                   Seller and Other Guarantors hereby make the following representations, statements and warranties to Purchaser:

9.4.1                     Seller and Other Guarantors have the full power and authority to enter into, execute and deliver this Agreement and perform the transaction contemplated herein, and the performance of transaction contemplated herein by Seller and Other Guarantors has been duly authorized through all necessary corporate or other actions; upon execution of this Agreement by Seller and Other Guarantors, this Agreement will constitute an effective agreement legally binding upon Seller and Other Guarantors;

9.4.2                     Subject to the terms and conditions of this Agreement, Seller will as the beneficial owner sell the Sold Shares hereunder and Purchaser will purchase such Sold Shares which are not subject to any claim, mortgage, lien, charge, any other security, encumbrance or any interest or right of any third party as from the Closing Date, together with all rights and interests attached to the Sold Shares, including all dividends and distributions announced, made or paid after the date of this Agreement.

10.                   SECURITY

10.1            The Guarantors jointly guarantee and secure the performance of all provisions and all liabilities and obligations hereunder by the Company. If the Company has any breach or fails to perform any liability or obligation hereunder, the Guarantors shall be jointly liable for such breach or failure and indemnify Purchaser against all damages resulting from such breach or failure.

10.2            Wang Yongchao, Zheng Feng and Liang De hereby jointly, severally and irrevocably state, warrant and undertake to Purchaser regarding the performance of all provisions and all liabilities and obligations of Trilogic Investments Limited hereunder; if Trilogic Investments Limited has any breach or fails to perform any liability or obligation hereunder, Wang Yongchao, Zheng Feng and Liang De shall be jointly liable for such breach or failure and indemnify Purchaser against all damages resulting from such breach or failure.

10.3            Each Guarantor shall be jointly and severally liable for all representations, warranties and undertakings made hereunder, and for performance of all responsibilities and obligations hereunder.

10.4            VODone hereby irrevocably states, warrants and undertakes to Seller regarding the performance of all provisions and all liabilities and obligations of Trilogic

Investments Limited hereunder; if Purchaser has any breach or fails to perform any liability or obligation hereunder, VODone shall be jointly and severally liable for such breach or failure and indemnify Seller against all damages resulting from such breach or failure.

11.                   OTHER ISSUES

11.1            The relevant warranties, indemnities and other undertakings hereunder shall keep full force and effect within five years after the Closing Date.

12.                   CONFIDENTIALITY

Without a prior written consent of other Parties, no Party may (i) disclose this Agreement, or any matter hereunder or any document, material or information concerning such matter to any person not a party hereto; or (ii) make any announcement, news release or any other general public disclosure regarding this Agreement or its terms and conditions; provided, however, any disclosure required by the Listing Rules, Codes and other applicable laws, regulations and policies is not subject to the aforesaid restriction.

12.1            Each Party further agrees that it will not and will procure its directors, employees, servants, representatives and agents not to disclose to any person, who does not directly participate in the discussions regarding the transaction of the Sold Shares, the progress of ongoing discussion or negotiation or any term, condition or any other fact regarding the transaction of the Sold Shares.

12.2            Each Party hereby undertakes to the other Parties that, at any time after the date of this Agreement, it will not disclose or make available to any person (other than its professional consultants or its officers or employees required by law who have the need to know the relevant information) any confidential information it knows or receives concerning the business, account, finance or contractual arrangement of any other Party or any other deal, transaction or affair. Each Party must make all efforts to prevent any confidential information mentioned above from being publicized or disclosed.

12.3            Each Party hereby acknowledges that the confidential information disclosed by a Party to the other Party shall remain the property of the disclosing Party. Upon expiration or termination of this Agreement, or upon the written request of a Party, the other Party shall, to the extent legally permitted and practical, immediately return or destroy, or procure its representatives to return or destroy all such confidential information (other than any copy of this Agreement) provided by the disclosing Party in written and electronic forms (including electronic software, disc and magnetic disk, etc.) and all copies thereof, including deleting such confidential information from computer or electronic storage device or system or any other equipment containing such confidential information.

12.4            Each Party shall take all other necessary, appropriate and practical actions to keep the confidentiality of confidential information.

12.5            Each Party shall procure the persons that receive Confidential Information to strictly comply with this Article 12.

13.                   NOTICE

13.1            All notices, requests or other communications given, issued or sent hereunder must be in written forms and in Chinese, and sent or issued to the Parties of this Agreement by prepaid post (or airmail, if to another country), fax or personal delivery, and the relevant notices, requests or other communications shall be sent or issued to the following address or fax number of each Party (or any other address or fax number designated by the relevant receiving Party after giving a notice to the other Parties five days in advance):

To Seller: Trilogic Investments Limited

Address: 15/F, Suite A, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou, China

Zip Code: 510630

Tel.: 862085613455

Fax: 862085613455

Attn.: Wang Yongchao

To Seller: CMHJ Technology Fund II, L.P.

Tel.: 8675623995380

Address: Room 3002, 30/F, Excellence Times Square, No.4068, Yitian Road, Futian Central District, Shenzhen, 518048, China

Fax: 8675523995382

Attn.: Cha Chengjia

To Seller: Natixis Ventech China AB

Tel.: 86059204215

Address: Room 22, 9/F, Suite 2, Hua Mao Center Office Building, No.79, Jianguo Road, Chaoyang District, Beijing, 100025

Fax: 861065307652

Attn.: Cindy Guo

To Purchaser: Action King Limited/ VODone Limited

Tel.: +852 2213 0110

Address: 3006, 30/F, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Fax: +852 2869 8960

Attn: Xian Handi

To Company: 3GUU Mobile Entertainment Industrial Co., Ltd.

Tel.: 862085613455

Address: 15/F, Suite A, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou, China

Zip Code: 510630

Fax: 862085613455

Attn.: Wang Yongchao

To Wang Yongchao

Address: 15/F, Suite A, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou, China

Zip Code: 510630

Tel.: 862085613455

Fax: 862086613455

To Zheng Feng

Address: 15/F, Suite A, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou, China

Zip Code: 510630

Tel.: 862085613455

Fax: 862085613455

To Liang De

Address: 15/F, Suite A, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou, China

Zip Code: 510630

Tel.: 862085613455

Fax: 862085613455

13.2            Each notice, request or other communication given, issued or sent hereunder shall be deemed as being duly received by any relevant Party at the following time: (i) on the 3rd Business Day after the date of posting, in case of ordinary mail, or on the 5th Business Day after the date of posting, in case of airmail; (ii) on the delivery, in case of personal delivery; and (iii) at the of end of transmission, in case of fax.

13.3            The communications delivered according to Article 13.2 above shall be deemed as duly served, and the communication is placed at the address of correspondent/addressee, or the envelope correctly addressed, containing the content of the communication and fully paid with the postage has been posted, or the communication has been faxed to the correspondent/addressee shall be deemed as the sufficient certificate of service. If it is sent by fax, the report of transmission printed by the fax machine shall be deemed as evidence of service.

13.4            This Article 13 shall not preclude any other form of communication permitted by the applicable law.

14.      TIME AND NO WAIVER

Time is of essence at all aspects in this Agreement. Failure or delay to exercise any right hereunder by a Party shall not constitute a waiver of such right; individual or partial exercise of any right hereunder shall not preclude the Party from further exercise of such right or exercise of any other right, or prejudice or affect the exercise of any right against any other Party with respect to the same liability (whether or not jointly with any third party, or individually or otherwise). All rights and remedies hereunder are additional, and will not preclude any right or remedy granted by any law.

15.      PARTIAL INVALIDITY

If one or more than one provision of this Agreement is or becomes invalid, unlawful, unenforceable or voidable at any aspect and at any time according to the laws of the competent jurisdiction, the validity, lawfulness and enforceability of the remaining provisions of this Agreement will not be affected or prejudiced at any aspect.

16.      AMENDMENT AND MODIFICATION

Any change, amendment or supplementation to this Agreement shall be made by the Parties in the form of a written agreement through negotiation, and such change, amendment or supplementation shall constitute an integral part of this Agreement.

17.      ASSIGNMENT

This Agreement shall be binding upon the Parties and their respective successors and assignees. Without the prior written consent of the other Parties, no Party may assign any of its rights or obligations hereunder.

18.      ENTIRE AGREEMENT

This Agreement constitutes an entire agreement among the Parties hereto regarding the subject matter of this Agreement, and shall supersede all prior agreements (including the Indicative Term Sheet), arrangements, representations or transactions of the Parties regarding the subject matter of this Agreement.

19.      TAXES AND COSTS

19.1            The costs and expenses (including the attorney’s fees) arising from the drafting, negotiation, execution and performance of this Agreement and all documents attached or relating to the Closing shall be borne by each Party respectively.

19.2            The stamp duty, registration and recordation fee (if any) relating to the Sold Shares hereunder shall be borne by Trilogic Investments Limited.

20.      BINDING FORCE

This Agreement constitutes the legally effective and binding obligations upon the Parties.

21.      GOVERNING LAW, JURISDICTION AND PROCESS AGENT

21.1           This Agreement shall be governed by and construed in accordance with the applicable laws of Hong Kong. Each Party hereby irrevocably agrees that any dispute in connection with or arising from this Agreement shall be subject to the non-exclusive jurisdiction of the courts in Hong Kong.

21.2            The Company and each Seller hereby irrevocably appoint Brenda Zheng Guiqiong (address: Room D, 3F., Thomson Commercial Building, 8-10 Thomson Road, Wanchai, Hong Kong; telephone: 00852-25286776 or 00852-25294884 or 00852-97369970; and fax: 00852-28651662) as their agent (“Agent”), to receive and accept the service of any writ, subpoena, order, judgment or any other notice of legal proceeding (collectively as “Legal Notice”) in Hong Kong for and on their behalf. If the Legal Notice is sent to the Agent or to the aforesaid or the last known address by registered mail, then on the 2nd Business Day after posting, or if there is a mailbox at the aforesaid or the last known address, then when the Legal Notice is inserted into the mailbox (whether it is sent to the Company or each Seller, or received by each person), it shall be deemed as being duly served. If the Agent can not continue to act as the agent of the Company or each Seller, the Company or each Seller, for the same purpose, shall appoint another agent in Hong Kong, and shall notify other Parties of such appointment in written forms according to Article 13 hereof. In accordance with Article 13 hereof, unless and until the notice of appointing a new agent is received by other Parties, any Legal Notice if properly delivered to the Agent shall be deemed as being properly served to each Company or each Seller.

22.      EFFECTIVENESS, COUNTERPARTS AND OTHERS

22.1            This Agreement shall become effective as of being duly executed by the Parties. The signature page duly executed and exchanged by the Parties by email or fax or any other electronic form shall be deemed as the execution of the Parties of this Agreement.

22.2            This Agreement is written in Chinese language and made in nine (9) counterparts, one for each Party hereto and each being of equal authenticity.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date first above written.

Seller:

TriIogic Investments Limited [affixed with company chop]

By:	/s/ Wang Yongchao

Common seal:

Title:

Witness (Name):

Signature:	/s/ Zheng Feng

CMHJ Technology Fund II, L.P.

Li Xuegang as the duly authorized representative of the General Partner of CMHJ Technology Fund II, L.P.

By:	/s/ Li Xuegang

Common seal:

Title: Managing Partner

Witness (Name):	/s/ Cha Chengjia

Signature:

Natixis Ventech China AB

Darren Ho as the duly authorized representative of the General Partner of Natixis Ventech China AB

By:	/s/ Darren Ho

Common seal:

Title:

Witness (Name): Xue Mei

Signature:	/s/ Xue Mei

Purchaser: Action King Limited [affixed with company chop]

By:	/s/ Sin Hendrick

Common seal:

Authorized Representative (Name): Sin Hendrick

Title: Director

Witness (Name): Frankie Yan

Signature:	/s/ Frankie Yan

3GUU Mobile Entertainment Industrial Co., Ltd. [affixed with company chop]

Common seal: [affixed with common seal]

/s/ Wang Yongchao

Authorized Representative (Name): Wang Yongchao

Title:

Witness (Name):

Signature:	/s/ Liang De

Wang Yongchao, PRC ID Card No.:

Signed, Sealed and Delivered by:	/s/ Wang Yongchao

Witness (Name):

Signature:	/s/ Zheng Feng

Zheng Feng, PRC ID Card No.:

Signed, Sealed and Delivered by:	/s/ Zheng Feng

Witness (Name):

Signature:	/s/ Liang De

Liang De, PRC ID Card No.:

Signed, Sealed and Delivered by:	/s/ Liang De

Witness (Name):

Signature:	/s/ Wang Yongchao

VODone Limited [affixed with company chop]

By:	/s/ Sin Hendrick

Common seal:

Authorized Representative (Name): Hendrick Sin

Title: Director

Witness (Name): Frankie Yan

Signature:	/s/ Frankie Yan

ANNEX 1
 PART 1: COMPANY DETIALS

Company Name: 3GUU Mobile Entertainment Industrial Co., Ltd. (“Company”);

Place of Incorporation: British Virgin Islands

Registration No.: 1538249

Date of Incorporation: July 2, 2009

Registered Address: OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands

Statutory limit of issuable shares: 20,000,000 shares, including 17,000,000 common shares and 3,000,000 Convertible Series A Preferred Shares, at the par value of US$ 0.01 each share

Issued shares: 68,493,15 shares, including 5,000,000 common shares and 1,849,315 Convertible Series A Preferred Shares, at the par value of US$ 0.01 each share

Shareholders Name	Number of Holdings	Percentage

1. CMHJ Technology Fund II, L.P.	1,232,877	18%

2. Natixis Vantech China AB	616,438	9%

3. Trilogic Investments Limited	5,000,000	73%

Directors: Wang Yongchao; Zheng Feng

Principal Business: Investment holding

PART 2: SELLER’S INFORMATION

Seller:

Seller	Equity in Subsidiary (Approximate)	Number of Sold Shares	Percentage of Sold Shares in Total Equity

1. Trilogic Investments Limited	73%	2,945,206	43%

2. CMHJ Technology Fund II, L.P.	18%	1,232,877	18%

3. Natixis Ventech China AB	9%	616,438	9%

Total	100%	4,794,521	70%

Notes: CMHJ Technology Fund II L.P. and Natixis Ventech China AB hold the Convertible Series A Preferred Shares issued by the Company and shall have all such shares converted to a part of the Sold Shares at the Closing.

PART 3: PURCHASER’S INFORMATION

Purchaser: Action King Limited

Company Name: Action King Limited

Place of Incorporation: British Virgin Islands

Registered Office: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

PART 4: INFORMATION OF HONG KONG AFFILIAITE

Company Name: 3GUU Mobile Entertainment Co. Limited

Place of Incorporation: Hong Kong

Registration No.: 1350695

Date of Incorporation: 2009

Registered Office: Room D, 3/F, Thomson Commercial Building, 8-10 Thomson Road, Wanchai, Hong Kong

Statutory Share Capital: HK$ 10,000.00, including 10,000.00 common shares at the par value of HK$ 1 each share

Issued Share Capital: HK$ 1, including one common share at the par value of HK$ 1 each share

Shareholder Name	Number and % of shares held

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD	1 (100%

Director:	Guo Jia

Wang Yongchao

Cha Chengjia

Zheng Feng

Liang De

Principal Business: Commercial

PART 5: INFORMATION OF CHINESE AFFILIAITE

Company Name: Guangzhou Yi Tong Tian Xia Software Development Co., Ltd.

Place of Incorporation: China

Registration No.: 440101400017048

Date of Incorporation: October 20, 2009

Registered Office: No.1-6 (Self-numbered), 1501, No.233, Tianfu Road, Tianhe District, Guangzhou

Registered Capital: US$ 3 Million

Paid-in Capital: US$ 3 Million

Shareholder Name	Shareholding

3GUU MOBILE ENTERTAIRMENT CO., LIMITED	100%

Directors:	Wang Yongchao

Legal Representative: Wang Yongchao

Business scope: design and development of software, enterprise information and other relevant technical service (other than the business prohibited by the laws and regulations; the commodities subject to the administration of quota license and special provision, the relevant state regulations must be complied with)

PART 6: INFORMATION OF GUANGZHOU YINGZHENG

Company Name: Guangzhou Yingzheng Information Technology Co., Ltd.

Place of Incorporation: China

Registration No.: 440101000013553

Date of Incorporation: April 8, 2004

Registered Office: 15/F, Hua Jian Tower, No.233, Tianfu Road, Tianhe District, Guangzhou

Registered Capital: RMB 10 Million

Paid-in Capital: RMB 10 Million

Shareholder Name	Shareholding

Wang Yongchao	64%

Zheng Feng	20%

Shi Haiyan	12%

Liang De	4%

Directors:	Wang Yongchao

Legal Representative:	Wang Yongchao

Business scope: electronic products, communication equipments, technical research, development and service for computer software and hardware; computer system integration, design and installation of network system and equipments; sale of computer and accessories, electronic components, communication equipment, general machinery, electronic appliance and machines, electronic products, stationery and sporting goods; information service and business (including internet information service, but excluding telephone message service) (other than the business prohibited by the laws and regulations; the businesses restricted by the laws and regulations may not be operated unless a permit has been obtained)

Notes: Shi Haiyan and Wang Yongchao have signed an equity transfer agreement, whereby Shi Haiyan transferred its 12% equity of the Company to Wang Yongchao, and the relevant formalities for examination, approval and change with the administration for commerce and industry are being processed.

ANNEX 2 PART 1: CONSIDERATION SHARES

Seller	Number of Consideration Shares

1. Trilogic Investments Limited	68,600,000 Shares

Total	68,600,000 Shares

PART 2: CASH CONSIDERATION

Seller	Amount of Cash (HK$)

1. Trilogic Investments Limited	33,696,000

2. CMHJ Technology Fund II, L.P.	23,400,000

3. Natixis Ventech China AB	11,700,000

Total	68,796,000

ANNEX 3 WARRANTIES

PART 1: GENERAL WARRANTIES

1.                          SOLD SHARES

1.1                   Seller is the registered shareholder and beneficial owner of the Sold Shares, and has obtained all necessary consents and approvals for acquiring, holding and selling the Sold Shares, including but not limited to the approvals of the commerce authorities and foreign exchange administrative authorities, if any ultimate owner of Seller is a Chinese resident).

1.2                   The Sold Shares are not subject to any subscription right, lien, mortgage, pledge or encumbrance. Seller also undertakes that it will not grant or permit any such right or interest before Purchaser (or its nominee) is registered as the registered shareholder of the Sold Shares.

1.3                   The Sold Shares constitute seventy percent (70%) issued share capital of the Company. The issuance of the Sold Shares is effective, and the payable share capital of the Sold Shares has been fully paid. On the Closing Date, Seller will deliver the paid share capital to Purchaser in cash or in any other form otherwise agreed upon by the Parties.

1.4                  Unless the approval of the board of directors of the Company is required, sale and transfer of the Sold Shares is not subject to any consent or approval of any third party.

2.         SELLER

2.1                   Seller has the full capacity to execute this Agreement and perform its obligations hereunder, including but not limited to transfer of the ownership and interests of the Sold Shares to Purchaser. Seller may execute this Agreement and perform its obligations hereunder without any consent or approval of any third party and not subject to any control of any third party.

2.2                   This Agreement upon execution shall constitute the legally effective obligations binding upon Seller.

2.3                   Execution of this Agreement, sale of the Sold Shares and Seller’s performance and compliance with the obligations hereunder will not conflict with or violate any law, order or agreement binding upon Seller, or any judgment, ruling, injunction, order, decision and award issued by any court, arbitration tribunal, administrative and government authority.

2.4                   Seller has not taken any action to wind up itself, and there is not any legal proceeding or action taken, filed, will be filed or threatening which will cause Seller’s bankruptcy.

3.         ACCURACY OF INFORMATION

3.1                   All information contained in this Agreement (including the Recital and all

Annexes) are true, complete and accurate.

3.2                   All information regarding the Group Companies provided by Seller and the servants and employees of any company in the Group Companies to Purchaser and its professional consultants before the execution of this Agreement and during the negotiation is true and accurate at the time of provision and at the date of this Agreement. There is not any fact, event or circumstance has not been disclosed to Purchaser or its professional consultant in written forms, which will cause such information to be untrue, inaccurate or misleading, or will affect Purchaser’s intent for continuing to purchase the Sold Shares in accordance with the terms and conditions of this Agreement.

4.                          THE ACCOUNT

4.1                   Other than those duly disclosed, the Accounts are prepared according to the applicable laws and regulations and based on the good and generally accepted accounting standards and generally applicable rules; all aspects of the Accounts are complete and accurate, and accurately and fairly show the financial status of the Company during the relevant accounting period, including its assets and liabilities. And:

4.1.1                     The Accounts will disclose all actual liabilities and capital commitments (including contingent, immeasurable or disputed liabilities) during the relevant accounting period, and full provisions or reserves for such liabilities;

4.1.2                     The provisions or reserves for all taxes with respect to the profit, interest, income, revenue, transfer, event and transaction required by or possibly incurred by the Group Companies have been made;

4.1.3                     It has not be affected any non-recurring or special item.

4.2                   To Seller’s knowledge, the net assets, account payable, book liabilities and inventory value of the Group Companies will not less than the amount or value of the net assets, account payable, book liabilities and inventory indicated on the Accounts.

4.3                   Other than the liabilities indicated on the Accounts and disclosed to Purchaser in written forms, there is not any liability (whether short-term, middle-term or long-term, actual or contingent) of the Group Companies on the date of this Agreement.

5.                          TAXATION

To Seller’s knowledge:

5.1                   The Accounts have made full provision of the taxes (including deferred tax or provisional tax) of the Group Companies. All contingent taxation liabilities as of the relevant Accounting Date likely assessed on any transaction, matter, omission or any income, profit or gain earned, accumulated or received on or before the relevant Accounting Date will be provided or disclosed in the Accounts.

5.2                   As from the Accounting Date, there is not any further taxation liability or contingent taxation liability, other than those arising from the transaction during the normal business course.

5.3                   With respect to the taxation, all tax returns which shall be prepared by the Group Companies have be properly prepared and submitted, and there is not any dispute over such tax returns. To the knowledge of the Company and its directors and Seller, there is not any taxation dispute or claim, and not any relief or interest has been deprived of.

5.4                   The Group Companies have paid all taxes to the relevant taxation authorities on the due date, and is not required to pay any fine or interest for such taxes. Without prejudice to the warranty mentioned above, the Group Companies have made all deductions and withholdings with respect of or for the taxes as required or permitted by the regulations, including but not limited to interest or other annual payment, royalty, rent, compensation payable to employees or subcontractors (if applicable) or payments to non-residents. The Group Companies has appropriately declared the deduction or withholding with respect to any tax to the relevant taxation authorities.

5.5                   (If applicable) The Group Companies has not accepted any transfer of property which causes or might cause any claim, assessment or demand incurs or possibly incurs estate tax according to Article 35 of Estate Duty Ordinance (Cap. 111, Laws of Hong Kong) or any other similar law of any other jurisdiction; no properties or assets of the Group Companies are subject to the mortgage or potential mortgage under Article 18 or Article 43(6) of Estate Duty Ordinance or any other similar law of any other jurisdiction.

5.6                   Thee is not any employee or servant or former employee or servant of the Group Companies who has not been paid, and the outstanding or due and payable interest, pension, royalty, rent or any other annual payment of the Group Companies before or after the date of this Agreement, with respect to the profit tax, may or will be (according to the taxation regulation enacted on the date of this Agreement) deemed as the expense in calculating the profit of the Company or recognizing the income of the Company.

5.7                   From the relevant Accounting Date to the Closing Date, there is not any action or inaction in the Accounts which will cause any claim under the Deed of Taxation and Other Indemnities.

6.         MATTERS REGARDING THE GROUP COMPANIES

6.1                   The Group Companies are duly incorporated and validly existing under the laws of the jurisdiction of incorporation, and have all powers, authorities and lawful rights to owner their assets and operate their businesses, and have not been subject to receivership or liquidation or taken any action to make liquidation, and there is not any person files an application for termination of the business operation of the relevant Group Company, and there is not any application or any cause where the applicant may terminate the business operation of the relevant Group Company or appoint any receiver thereupon.

6.2

6.2.1                     Other than the ownership of all shares of Hong Kong Affiliate, the Company does not own and has not owned any equity interest in any company or enterprise;

6.2.2                     Other than the ownership of all shares of Chinese Affiliate, Hong Kong Affiliate does not own and has not owned any equity interest in any company or enterprise;

6.2.3                     From the date of this Agreement to the Closing Date, there is not any loan to any shareholder between the Group Companies and Seller or Shi Haiyan;

6.2.4                     No members of the Group Companies have acted as any director or any other capacity of any company;

6.2.5                     The Company and Hong Kong Affiliate are only the investment holding companies, and they do not carry out and have not carried out any business. Chinese Affiliate and Guangzhou Yingzheng lawfully operate their businesses respectively;

6.2.6                     The Package Agreements and all agreements regarding the commercial cooperation between Chinese Affiliate and Guangzhou Yingzheng are lawful, valid and existing;

6.2.7                     All information regarding the Group Companies listed in Annex 1 is complete, true and accurate.

6.3                   Other than the branches of Guangzhou Yingzheng disclosed in the Legal Opinion described in Article 3.1.5 issued by a Chinese lawyer designated by Purchaser, the Group Companies do not have and did not have any business place or branch outside the jurisdiction of incorporation.

6.4                   The Group Companies have not reduced, reimbursed or repurchased any share capital.

6.5                   There is not any outstanding share subscription right or agreement which may demand the issuance of any share from the capital of the Group Companies, or which empowers any person to demand the issuance of any share from the capital of the Group Companies, or may demand to set any mortgage, charge, pledge, lien or any other security or encumbrance on the Sold Shares.

6.6                   The Memorandum of Association, the Articles of Association of the Group

Companies and other documents delivered to Purchaser at all aspects are complete and accurate, and are attached with the copies of all resolutions and agreements which must be attached. The Group Companies have complied with the Memorandum of Association (if any) and Articles of Association at all material aspects, and there is not any activity, agreement, undertaking or right of the Group Companies beyond their respective authority or without authorization.

6.7                   The register of members of the Group Companies is the latest, and contains the true, complete and accurate records of shareholders. The Group Companies have not received any notice applying for or proposing any correction in the register of members in accordance with the relevant law. All annual declaration forms, tax returns and other documents to be filed with the relevant authorities have be duly filed or declared during the applicable period. In addition, all legal requirements regarding the establishment and existence of the Group Companies and issuance of shares and other securities have been complied with.

7.         GENERAL COMMERCIAL MATTERS

7.1                   The Group Companies (other than Chinese Affiliate and Guangzhou Yingzheng) have not carried out any business and do not have any inventory used for any business.

7.2                   Other than those have been disclosed by Seller to Purchaser, all fixed and non-fixed plants, machines, equipments, fixtures and devices, facilities, vehicles and tangible assets, together with all other fixed assets referred to the related accounts and any addition thereto from the Management Accounts Date are the properties of the relevant Group Companies and are fully and absolutely owned by the relevant Group Companies. All the assets do not have and are not subject to any lien, mortgage, charge, encumbrance, lease or hire purchase agreement, credit sale agreement or deferred payment agreement or cargo mortgage deed, and the Group Companies have the proper and marketable ownership of all such assets, and all such assets are owned or controlled by the relevant Group Companies; if any of such assets is disclosed as being sold, such assets are not sold at the price lower than the book value. Ownership or use of any such assets by the Group Companies and such assets themselves does not violate any law, regulation or any other legally binding requirement, and all such assets owned or used by the Group Companies are in the good repaired condition, and may be used for the intended purpose (if applicable) of original purchase or use by the Group Companies.

7.3                   Other than those disclosed to Purchaser and such disclosure has been accepted by Purchaser, the Group Companies have not entered into any of the following contracts:

7.3.1                     Any contract involves or possibly involves any abnormal or onerous obligation, restriction or expenditure, or any contract can not or will not be implemented or performed within three months after the date of execution according to the terms and conditions thereof;

7.3.2                     Any contract materially or adversely affects the business or assets of the Group Companies, or restricts the freedom of the Group Companies in their normal business operations;

7.3.3                     Any contract not entered into during the normal business course (other than the contract entered into according to this Agreement);

7.3.4                     Any contract regarding the purchase of materials, supplies or equipments beyond the needs of normal operation of the Group Companies or with the expenditure more than HK$ 100,000;

7.3.5                     Any arrangement or agreement of joint venture, cooperation, association, agency or partnership, or similar arrangement or agreement;

7.3.6                     Any service contract (other than the contract providing general office service);

7.3.7                     Any agreement in which any director of Seller or the Group Companies has interest (directly or indirectly); or

7.3.8                     Waiver of any right by any Group Company.

7.4                   Any contract entered into by the Group Companies does not contain any abnormal trade discount or any other special term or condition.

7.5                   There is not any contract, deed, agreement or arrangement entered into by or binding upon the Group Companies is invalid, voidable, unlawful, unenforceable or in violation of any law or regulation.

7.6                   The Group Companies do not have any agreement which may be terminated or has been terminated due to any change in the control of any Group Company or reorganization of the board of directors of any Group Company.

7.7                   (If applicable) There is not any circumstance where any principal customer or supplier of any Group Company will not be the customer or supplier at the condition and of the nature same with that before the date of this Agreement due to any change in the control of any Group Company or reorganization of the board of directors of any Group Company.

7.8                   On the date of this Agreement, no delivery of any goods by the Group Companies has violated any provision of sales terms and conditions or laws, and the Group Companies has not provided any service before the date of this Agreement.

7.9                   Unless it is otherwise stipulated herein, the Group Companies do not have any material capital commitment.

7.10            Seller has provided Purchaser with the complete and accurate information of all accounts opened by the Group Companies, and the names of banks or other financial institutions owning safes, and the names of persons authorized to withdraw or appropriate the funds.

7.11            All amounts received by the Group Companies have been deposited to such banks or financial institutions referred to in Article 7.10 above.

7.12            The Group Companies do not or are not represented to grant, make or incur any loan, security, pledge, mortgage, charge, lien, bond or encumbrance (especially, without limiting the generality mentioned above, the Group Companies do not or are not represented to grant any loan to the directors or shareholders), and there is not any director or any other person who gives any security or mortgage with respect to any finance or any other debt of the Group Companies.

7.13            Not any Group Company has violated any provision of any contract or agreement to which it is a party or by which it is bound. There is not any circumstance which constitutes breach of contract under such contract or agreement or which will constitute breach of contract after notice or with the lapse of time, or any loan or any other amount payable before the due date. In addition, all parties to the agreements signed by the Group Companies have not violated the agreements.

7.14            Any Group Company is not a subject of any investigation or inquiry of any government department or any agent authorized by the government, and to Seller’s knowledge, there is not any fact which may cause such investigation or inquiry.

7.15            The Group Companies have complied with all applicable laws and regulations in operating its business at any time, and no Group Companies has committed any criminal offence or infringement, or violated any law, regulation, rule, treaty, provision or any other contract or communication relating to the Group Companies or its business operations. Without prejudice to the aforesaid warranties, the Group Companies has obtained all licenses and consents required for all ongoing businesses, and all such licenses and consents validly exist, and there is not any reason causing the discontinuance, suspension, cancellation or revocation.

7.16           The Group Companies have not provided any person with any currently effective power of attorney effective or any other express, implied or surface authorization, which enables such person to enter into any contract or make any commitment for and on behalf of the Company, other than the general trade or commercial contracts entered into by the authorized employees within the normal scope of their duties.

8.         CONFIDENTIAL INFORMATION

The Group Companies have not used any mean or participated in any activity which involves improper use of any technical knowledge, name list of customers or suppliers, trade secret, technical method or any other confidential information (“Confidential

Information”) of any third party. There is not any person involves in any actual or alleged proper use of such confidential information. The Group Companies have not disclosed any confidential information to any person, other than the disclosure during the normal business course of the Group Companies; the persons receiving the confidential information are restricted by the obligation of maintaining the confidentiality of such confidential information, and other than for the purpose of such confidential information disclosed by the Group Companies, such persons may not disclose or use the relevant information or make further disclosure.

9.                          INTELLECTUAL PROPERTY

9.1                   The Group Companies have not used any mean or participated in any activity involving infringement of any patent, copyright, trademark, design, trade name or any other intellectual property of any third party.

9.2                   All intellectual properties used in the business operations of the Group Companies are beneficially owned or lawfully licensed to the Group Companies, and all intellectual properties may be registered have been registered in the name of the Group Companies (or any relevant Group Company). The Group Companies have taken all necessary actions to protect the intellectual properties, and timely applied for all applicable and sustainable intellectual properties, and paid the due and payable registration fees on the due date of relevant intellectual properties. With respect to such intellectual properties, there is not any objection or challenge of whatever cause.

In addition, there is not any circumstance actually infringes or is alleged to infringe any such intellectual property.

9.3                   The Group Companies may freely dispose of the relevant intellectual properties, and such disposal will not violate any statutory or contractual obligation of the Group Companies. The Group Companies have not granted or agreed to grant any license or registered use right or any other right to any third party. The Group Companies or the relevant businesses will not infringe and have not infringed any right or interest of any third party and no third party may claim the invalidity or unenforceability of any such intellectual property.

9.4                   Any technology involved by the Group Companies is not subject to the export restriction or prohibition under the Catalogue of Technologies Prohibited and Restricted from Export by China (2008 Revision).

10.      TRADE NAME

Other than the name of each Group Company, no Group Company has used any other name in its business operations.

11.      INSURANCE

The Group Companies have not suffered any non-recurring or abnormal losses which have not been insured.

12.      LITIGATIONS

12.1            The Group Companies have not involved in any legal proceeding (whether civil, criminal or administrative proceeding) or arbitration (whether as plaintiff, defendant or otherwise), and have not encountered such action, arbitration or any pending action or arbitration.

12.2            To Seller’s knowledge, there is not any fact or circumstance which may cause the Group Companies to file or encounter any action or arbitration, and there is not any action or arbitration against any person which cause the Group Companies to be liable for any act or omission of such person.

12.3            There is not any court judgment, ruling, order or arbitration award has not be performed by the Group Companies, and there is not any business or asset or any part thereof subject to detainment, seizure, enforcement or litigation.

13.      EMPLOYMENT MATTERS

13.1            Employment of all employees of the Group Companies is in compliance with the local laws.

13.2            Other than Article 4.7.3 hereof, the Group Companies do not have any plan or arrangement of distribution of bonus.

13.3            The Group Companies does not have plane of share subscription, or bonus share or any similar plan.

14.      GENERAL

Execution of this Agreement and completion of the transaction under this Agreement will not violate, cancel or terminate any term or condition of any agreement, commitment or any other document to which any Group Company is a party or by which any Group Company or its property or asset is bound or affected, or constitute any negligence under such agreement, commitment or any other document, or violate any law, regulation, rule, provision, or any order, writ, enforcement or ruling issued by any court, administrative authority or any other lawfully authorized agent by which any Group Company is bound.

ANNEX 4 DEED OF TAXATION AND OTHER INDEMNITIES

[Logo of Eversheds]

Date: [•]

(1) Wang Yongchao

(2) Zheng Feng

(3) Liang De

(4) Trilogic Investments Limited

(5) VODone Limited

(6) 3GUU Mobile Entertainment Industrial Co., Ltd.

DEED OF TAXATION AND OTHER INDEMNITIES

MOK & CO., STEPHEN
Eversheds LLP	Tel: +852 2186 3200
No.15, Queen’s Road, Central, Hong Kong	Fax: +852 2186 3201
21/F, Gloucester Tower, The Landmark	www.eversheds.com

Table of Contents

1. DEFINITIONS	55

2. TAX INDEMNITY	57

3. OTHER INDEMNITIES	58

4. TAX CLAIMS	58

5. PAYMENT, OFFSET AND DEDUCTION	58

6. ASSUMPTION OF JOINT AND SEVERAL LIABILITIES	59

7. MISCELLANEOUS	59

8. NOTICES	60

9. GOVERNING LAW AND JURISDICTION	61

THIS DEED is made as of [  ] by and among the following parties:

(1)            Wang Yongchao, the holder of PRC identity card No.           , address: [   ] (“Party A”);

(2)            Zheng Feng, the holder of PRC identity card No.            , address: [   ] (“Party B”);

(3)            Liang De, the holder of PRC identity card No.            , address: [   ] (“Party C”);

(4)            Trilogic Investments Limited, a limited liability company registered under the laws of British Virgin Islands, having its registered office at OMC Chambers, P. O. Box 3152, Road Town, Tortola, British Virgin Islands (“Party D”);and

(5)            VODone Limited., a limited company registered in Bermuda, having its office at Room 3006, 30th Floor, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong (“VODone”);

(6)            3GUU Mobile Entertainment Industrial Co., Ltd., a limited liability company registered under the laws of the British Virgin Islands, having its registered office at OMC Chambers Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (the “Company”).

(In this Agreement, Party A, Party B, Party C, Party D, VODone and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS,

(A)          Indemnitors, Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, VODone and the Company entered into a purchase agreement relating to the Company’s shares on December [ ], 2010 (hereafter collectively “Share Purchase Agreement”, which term shall include the Share Purchase Agreement as supplemented and amended at any time), pursuant to which the Buyer agrees to acquire from the Sellers 70% of the issued share capital of the Company. This Deed is entered into pursuant to the Share Purchase Agreement.

(B)          The deals and relevant transactions regarding the Company’s shares under the Share Purchase Agreements have been completed on this day. Pursuant to relevant provisions of the Share Purchase Agreement, the Indemnitors must sign this Deed with VODone and the Company to provide VODone with the indemnity warranty for certain tax liabilities.

NOW, THEREFORE, this Deed is concluded as follows:

1. Definitions

1.1          In this Deed (including the Preamble), unless otherwise defined, the terms defined or given meanings in the Share Purchase Agreement shall have the same meanings when used in the Share Purchase Agreement.

1.2          In this Deed (including the Preamble), unless the context otherwise requires:

“Indemnitors” shall mean Party A, Party B, Party C and Party D.

“VODone” shall mean VODone Limited.

“VODone Group” shall mean VODone and all its subsidiaries and affiliates.

“Estate Duty Ordinance” shall mean Estate Duty Ordinance of Hong Kong, Chapter 111 of the Laws of Hong Kong.

“Inland Revenue Ordinance” shall mean Inland Revenue Ordinance of Hong Kong, Chapter 112 of the Laws of Hong Kong;

“Inland Revenue Department” shall mean Inland Revenue Department of Hong Kong.

“Tax Relief” includes any relief, tax allowance, preference, tax offset or deduction that can be included into the calculation of profits, income or expenditure for the purpose of assessing payable taxes, as well as any tax credit available under any regulation or in connection with all other taxes.

“Tax” shall mean:

(i)         Any liability to pay taxes in any form, regardless of when it arises or is levied and whether it belongs to Hong Kong, Mainland China or any other place in the world, and without prejudice to the generality of the foregoing, include profits tax, prepaid profits tax, gross income business tax, income tax, value-added tax, interest tax, salaries tax, property tax, estate duty, death tax, capital tax, stamp duty, payroll tax, withholding income tax, rates, import duty and any general tax, duty, levy or rate or any payment made to the tax, customs or financial authorities at the regional, municipal, government, country, province or federal level (whether in Hong Kong, Mainland China or elsewhere in the world);

(ii)      One or more payments referred to in Article 1.3; and

(iii)   All expenses, interests, penalties, fees and expenditures in connection with or incidental to (a) tax liabilities, (b) cancellation or deprivation of tax relief, or (c) cancellation or deprivation of tax rebates, provided that relevant taxes fall within the indemnity scope in Article 2 and Article 3 and such expenses, interests, penalties, fees and expenditures must be borne by the Group Company.

“Tax Claim” includes any assessment, notice, demand or other documents issued by Inland Revenue Department or any other legal or government authorities of Hong Kong, Mainland China or elsewhere in the world or the actions taken by or for such authorities, which apparently indicate that the Group Company is obliged to pay or be imposed with any form of tax or payment or be deprived or sought to be deprived of any tax relief or tax rebate, to which the Group Company would otherwise be entitled but for such tax claim.

1.3          A tax liability shall be deemed to have arisen if any tax relief or the tax rebate for any tax is deprived. The following provisions shall apply to the determination of the tax amount involved, assume that the Group Company has sufficient profit, turnover or other assessable income or expenditure to be given such tax relief or the tax relief arising from the full exercise of tax rebate has been fully offset, the tax amount involved is equal to (i) the amount of such tax relief or (ii) amount of tax rebate or (or) if the figure is small, the tax to be deducted for the Group Company due to such tax relief (assume such tax relief has not been deprived); the tax rate shall be subject to the relevant tax rate in effect and applicable to such tax relief within one or more periods or (if the tax rate is not determined within relevant period) the last known tax rate.

1.4          In this Deed:

1.4.1 Any reference to the income, profits or gains earned, accrued or collected will include any income, profit or gain deemed as earned, accrued or collected for the purposes of any regulation;

1.4.2 Unless contrary to the context, words importing the singular form include their plural form, words importing single gender include both genders and neutral, while any reference to any person includes the trade name, company, body corporate, and vice versa;

1.4.3 Any reference to the provisions shall mean the provisions hereof; and

1.4.4 The headings are inserted for convenience of reference only and shall not constitute a part hereof.

1.4.5 Any reference to regulation, rule, law or statute shall be explained as such currently applicable regulation, rule, law or statute as amended or reenacted from time to time.

2. Tax Indemnity

2.1          The Indemnitors hereby undertake to VODone Group that they will fully and effectively indemnify VODone Group against any loss or liability suffered by the Group Company due to the tax claims against any Group Company arising out of or in connection with any income, profit or gain earned, accrued or collected on or prior to the date of signature hereof or due to any matter occurring on or prior to the date of signature hereof (no matter whether such tax claims are independent or in conjunction with other circumstances, and whether such taxes are recoverable from any other company, firm or corporation), including (but not limited to) any cost and expense incurred by the Group Company.

3. Other Indemnities

3.1          The Indemnitors hereby undertake to VODone Group that under any of the following circumstances, they will bear or pay any loss, liability, indemnity, claim, cost or expense of VODone Group or Group Company:

3.1.1 If Party A, Party B, Party C or Party D violates or fails to perform any provision of the Share Purchase Agreement, including any statement, representation, warranty or undertaking contained herein; or

3.1.2 VODone Group bears any responsibility and legal liability due to any business or contract or other arrangement of the Company on or prior to the date of this Deed (including one package of agreements between Group Company and Guangzhou Yingzheng, business receivables and payables, employees, labor service, tax and other arrangements).

4. Tax Claims

4.1          In case any tax claim covered by the indemnity granted herein has been released (whether through the payment of taxes or the loss of any tax relief or the right to receive tax rebates) or assumed by VODone Group or the Group Company, the indemnity liability hereunder will become the effective commitment of the Indemnitors. The Indemnitors must reimburse VODone Group for the sums paid by VODone Group or the Group Company or compensate VODone Group for the losses suffered due to the loss of any tax relief or the right to receive tax rebates within ten days following the effectiveness of the notice issued by VODone Group.

4.2          In case of any tax claim, VODone must issue or cause to be issued to the Indemnitors a tax claim notice in accordance with the provisions of Article 7 as soon as reasonably practicable, but such notice is not a precondition for the liabilities that must be assumed by the Indemnitors hereunder.

5. Payment, Offset and Deduction

5.1          Any sum to be paid by the Indemnitors at maturity according to this Deed shall include the interests of the taxes that must be paid or will have to be paid but have not been paid by the Group Company in accordance with Section 71 (5) or Section 71 (5A) of Inland Revenue Ordinance (or equivalent Chinese laws) or the provisions of similar regulations elsewhere.

5.2          All payments to be made by the Indemnitors hereunder must be full amount, may not be subject to offset or counterclaim or attached with any restriction or condition, nor attached with any current or future tax, fee or other deductions or withholdings in whatsoever form. In case any such payment must be subject to any deduction or withholding, the Indemnitors must additionally pay the required amount in conjunction with such payment, so that VODone or the Group Company, as the payee, will be able to receive the full amount of the payments due hereunder.

6. Assumption of Joint and Several Liabilities

6.1 The Indemnitors shall be severally and jointly liable for their obligations hereunder.

7. Miscellaneous

7.1          The indemnities given hereunder (based on full indemnity) cover all reasonable costs and expenses incurred by VODone Group or the Group Company with respect to any tax claim, as well as any fine, penalty or interest that must be paid by VODone Group or the Group Company due to the tax claims for which the Indemnitors are liable according to the provisions hereunder.

7.2          The indemnity guarantees, covenants and warranties contained herein are also binding upon the personal representatives and successors of the Indemnitors in order to safeguard the interests of the successors and assigns of the parties hereto.

7.3          In case any provision of this Deed is prohibited or held illegal or unenforceable by any court of competent jurisdiction under any applicable law, such provision shall be severed from this Deed to the extent permitted by such law and be deemed as invalid without changing the remaining provisions hereof as far as possible. However, if any provision of such applicable law may be waived, the parties hereto hereby waive such provision to the fullest extent permitted by such law, so that this Deed will remain effective, binding and enforceable in accordance with its terms.

7.4          If VODone identifies any claim specified herein, it shall notify and submit relevant materials and proof to the Indemnitors as soon as possible.

7.5          The Indemnitors hereby authorize VODone Group and/or any member of the Group Company to dispose of any tax claim at their own discretion. Then, the Indemnitors shall still compensate VODone Group or any relevant member of the Group Company in accordance with this Deed.

7.6          This Deed may be duly executed in any number of counterparts, all of which, when taken together, shall constitute the one and the same instrument. The contracting parties may perform this Deed by executing such counterparts hereof.

8. Notices

8.1          All notices, demands or other communications to be given, sent or served hereunder must be made in writing and written in Chinese, and shall be sent or delivered to relevant parties hereto by postage prepaid mail (if addressed to other countries, by airmail), fax or by hand. Relevant notices, demands or other communications must be sent or delivered to the addresses or fax numbers of the parties hereto as listed below (or other addresses or fax numbers designated by such relevant recipients to other parties with a five days prior notice):

To Party A: Wang Yongchao

Address: [  ]

Tel.: [  ]

Fax: [  ]

To Party B: Zheng Feng

Address: [  ]

Tel.: [  ]

Fax: [  ]

To Party C: Liang De

Address: [  ]

Tel.: [  ]

Fax: [  ]

To VODone: VODone Limited.

Tel.: + 852 2213 0110

Address: Room 3006, 30th Floor, Gloucester Tower, The Landmark, 11 Pedder Street, Central, Hong Kong

Fax: +852 2869 8960

Attn.: Xian Handi

To the Company: 3GUU Mobile Entertainment Industrial Co., Ltd.

Tel.: [  ]

Address: [  ]

Fax: [  ]

Attn.: [  ]

8.2          All the notices, demands or other communications to be given, sent or delivered hereunder shall be deemed received by any relevant party at the following time (i) if sent by ordinary mail, the third business day after the mailing date; if sent by airmail, the fifth business day after the mailing date; (ii) if delivered by personal delivery, at the time of delivery; and (iii) if transmitted by fax, immediately after transmission.

8.3          The communications delivered in the manner specified in Article 8 will be deemed served and regarded as the proof of service, for example, the communications have been left at the address of the correspondent/recipient; or the envelope with the correct correspondent address and communication content and with the postage fully paid, has been sent; or the communications have been faxed to the correspondent/recipient, such facts shall be deemed as sufficient proof of service. If the communications are transmitted by fax, the report of successful delivery printed in the fax machine may be deemed as the proof of service.

8.4          Nothing contained in this Article 8 excludes any other method of communications permitted by laws.

9. Governing Law and Jurisdiction

9.1          The Indemnitors and the Company hereby irrevocably appoint [] (address: [ ], Tel: [ ], Fax: [ ]) as their agent ([Agent]) to receive and confirm service of any writ, summons, order, verdict or other legal proceeding notices (collectively referred to as [Legal Notices]). Such service shall be deemed completed on delivery to the Agent or to the above address or known latest addresse by registered mail on the second business day after mailing, or in case there is a mailbox at the above address or the known latest address, such service shall be deemed completed when any legal notice is inserted into such mailbox (whether or not it is forwarded to or received by the Indemnitors and the Company). If the Agent is unable to continue to act as the agent for the Indemnitors and the Company for whatever reason, the Indemnitors and the Company shall appoint another agent in Hong Kong for the same purpose and notify the other parties hereto of such appointment in writing in accordance with Article 8. Pursuant to Article 8, unless and until the notice of the appointment of the new agent is received by the other party hereto, any legal notice will be deemed to have been duly served on the Company and each Indemnitor if duly delivered to the Agent.

9.2          This Deed shall be governed by and interpreted in accordance with the laws of Hong Kong .With respect to any dispute arising out of or in connection with this Deed, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS WHEREOF, this Deed has been duly signed and sealed by the parties hereto and delivered to the parties hereto or their duly authorized representatives as of the date first written above.

Party A:
Signed, sealed and delivered by Wang Yongchao, number of PRC identity card No: :

Seal

Witness (name):
Signature:

Party B:
Signed, sealed and delivered by Zheng Feng, number of PRC identity card No. :[ ]:

Seal

Witness (name):
Signature:

Party C:
Signed, sealed and delivered by Liang De, number of PRC identity card No. : [ ]:

Seal

Witness (name):
Signature:

Trilogic Investments Limited
Signature:
Company seal:
Title:
Witness (name):
Signature:

VODone Limited:
Signature:
Company seal:
Authorized representative (name):
Title:
Witness (name):
Signature:

Company:
3GUU Mobile Entertainment Industrial Co., Ltd.
Signature & company seal:
Authorized representative (name):
Title:
Witness (name):
Signature:

Schedule 5

Subscription Application for Consideration Shares

Date: [ ]

VODone Limited

To whom it may concern:

Subject: Subscription for Shares

The Company hereby applies to subscribe for [ ] common shares in the share capital of your company, with par value of HKD 0.01 each share, at the subscription price of HKD [2.34] per share and agrees to abide by your company’s Memorandum and Articles of association.

The Company has paid the total consideration of the above shares the Company has applied to subscribe for in accordance with Article 4 of the agreement entered into by and between the Company and your company on [  ] regarding the transaction of the 70% of the shares in 3GUU Mobile Entertainment Industrial Co., Ltd..

Now, the Company requests and authorizes your company to deliver the share certificate of the above shares the Company has subscribed for. The Company hereby authorizes your company to register [ ] as the owner of the shares with the following details:

Name: [English]

Address: [English]

Best regards!

[ ]

Schedule 6

Agreement Package

1.                 Exclusive Technical Service and Market Promotion Service Agreement

Exclusive Technical Service and Market Promotion Service Agreement dated October 28, 2009 between Guangzhou Yingzheng and Chinese Subsidiary

2.                 Option Agreement

Option Agreement dated October 28, 2009 among Wang Yongchao, Zheng Feng, Shi Haiyan, Liang De and Chinese Subsidiary

3.                 Personal Loan Agreement

Personal Loan Agreement dated October 28, 2009 among Wang Yongchao, Zheng Feng, Shi Haiyan, Liang De and Chinese Subsidiary

4.                 Equity Pledge Agreement

Equity Pledge Agreement dated October 28, 2009 among Wang Yongchao, Zheng Feng, Shi Haiyan, Liang De, Guangzhou Yingzheng and Chinese Subsidiary

5.                 Share Voting Rights Proxy Agreement

Share Voting Rights Proxy Agreement dated October 28, 2009 among Wang Yongchao, Zheng Feng, Shi Haiyan, Liang De, Guangzhou Yingzheng and Chinese Subsidiary

6.                 Technical Service Agreement

Technical Service Agreement dated August 6, 2010 between Guangzhou Yingzheng and Chinese Subsidiary

Schedule 7

Management Accounts

Schedule 8

Equity Pledge Agreement